Exhibit 10.1

FIRST AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

HUDSON 1455 MARKET, L.P.

THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF HUDSON 1455 MARKET, L.P. (“Agreement”), is entered into effective as of January 7, 2015 (“Effective Date”), by and among HUDSON 1455 GP, LLC, a Delaware limited liability company, as general partner (“1455 GP”), Hudson Pacific Properties, L.P., a Maryland limited partnership, as a limited partner (“Hudson”) and CPP Investment Board Real Estate Holdings Inc., a Canadian corporation, as a limited partner (“Investor”). This Agreement supersedes and amends and restates in its entirety that certain Limited Partnership Agreement of Hudson 1455 Market, L.P., dated as of January 1, 2015 (“Original Agreement”). Unless otherwise specified in this Agreement, all capitalized terms have the meaning given to such terms in the Glossary of Terms attached hereto.

R E C I T A L S

A. Hudson 1455 Market, L.P., a Delaware limited partnership (“Partnership”) was initially formed as a Delaware limited liability company pursuant to that certain Certificate of Formation of Hudson 1455 Market, LLC (“Former LLC”), dated as of November 29, 2010.

B. The members of Former LLC approved the conversion (“Conversion”) of Former LLC into a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.), as amended from time to time (“Delaware Act”) pursuant to that certain Plan of Conversion dated as of January 1, 2015 (together with the Certificate of Conversion and Certificate of Limited Partnership, each dated as of even date therewith, collectively “Conversion Documents”), and pursuant to the Conversion Documents, the membership interests in Former LLC were converted into partnership interests in the Partnership.

C. Contemporaneously with the Conversion, 1455 GP and Hudson executed the Original Agreement, pursuant to which 1455 GP, as the general partner, held a zero percent (0%) economic interest in the Partnership, as permitted by Section 17-401(a) of the Delaware Act, and Hudson, as the limited partner, held a one-hundred percent (100%) limited partner interest in the Partnership.

D. As of the Conversion, the Partnership was the sole member of Hudson 1455 Market Street, LLC, a Delaware limited liability company (“Property Subsidiary”), which in turn owns a fee simple interest in and to certain real property located at 1455 Market Street in San Francisco, California, as more particularly described in Exhibit “A” attached hereto and made a part hereof (“Property”).

E. Contemporaneously with the execution and delivery of this Agreement, Hudson transferred a forty-five percent (45%) limited partner interest in the Partnership to Investor pursuant to that certain Purchase and Sale Agreement between Hudson and Investor of even date herewith (“Purchase and Sale Agreement”). As a result of the consummation of such transfer, Hudson owns a fifty-five percent (55%) limited partner interest in the Partnership and Investor owns a forty-five percent (45%) limited partner interest in the Partnership.

F. For United States federal income tax purposes, the sale of a forty-five percent (45%) Interest in the Partnership by Hudson to Investor pursuant to the Purchase and Sale Agreement is intended to be treated as a sale of an undivided forty-five percent (45%) interest in the Partnership’s assets, which are treated as held directly by Hudson, followed immediately thereafter by a contribution by Hudson and Investor of their respective interests in those assets to the Partnership in exchange for ownership interests in the Partnership, as described in Situation 1 in IRS Revenue Ruling 99-5, 1999-1 CB 434.

G. Two days following the Effective Date, the Partnership and 1455 GP shall cause the amendment and restatement of the Prior Property Subsidiary Operating Agreement (as defined herein) to the Property Subsidiary Operating Agreement in the form attached hereto as Exhibit “D”, and such amendment and restatement shall, among other things: (i) convert the management structure of the Property Subsidiary to management by a board of directors; (ii) create classes of membership interests in the Property Subsidiary including common interests and director-voting preferred interests; (iii) provide that the Property Subsidiary shall make an election to be treated as an association taxable as a corporation for United States federal income tax purposes; and (iv) provide that the Property Subsidiary shall also make an election to be treated as a REIT for United States federal income tax purposes commencing with its taxable year ending December 31, 2015.

H. The parties hereto desire to amend and restate the Original Agreement in its entirety, to, among other things, (i) admit the Investor as limited partner in the Partnership, (ii) set forth the provisions for the selection of the Directors of the Property Subsidiary, and (iii) continue the Partnership as a limited partnership for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Partners hereto hereby agree as follows:

A G R E E M E N T

ARTICLE I

ORGANIZATION

Section 1.1. Continuation of the Partnership. The Partners hereby continue the Partnership as a Delaware limited partnership pursuant to the provisions of the Delaware Act and this Agreement. The Partnership was formed as of the date of the filing of the Certificate of Limited Partnership for the Partnership with the Secretary of State of the State of Delaware as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner shall execute, acknowledge and/or verify such other documents and/or instruments as deemed necessary and/or appropriate in order to continue its existence in accordance with the provisions of the Delaware Act and/or register, qualify to do business and/or operate its business in any jurisdiction within or outside the United States of America in which the Partnership conducts business. The rights and liabilities of the Partners shall be as provided in the Delaware Act, except as otherwise set forth in this Agreement. In the event that any provision in this Agreement conflicts with the Delaware Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

Section 1.2. Name. The business of the Partnership shall be conducted under the name “Hudson 1455 Market, L.P.” or any variant thereof or fictitious name approved by the Partners as a Major Decision. The Partners acting unanimously, may change the name of the Partnership at any time and from to time.

Section 1.3. Registered Office; Principal Place of Business. The Partnership’s registered office in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the Partnership’s registered agent at such address for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other registered office or registered agent as the Partners, acting unanimously, may from time to time designate. The principal office of the Partnership shall be c/o Hudson Pacific Properties, Inc., 11601 Wilshire Boulevard, Suite 600, Los Angeles, California 90025, Attention: Gary Hansel or such other place as the Partners, acting unanimously, may from time to time designate.

Section 1.4. Partners. The names and addresses of the Partners of the Partnership are as follows:

1455 GP:

Hudson 1455 GP, LLC

c/o Hudson Pacific Properties, Inc.

11601 Wilshire Boulevard, Suite 600

Los Angeles, California 90025

Attention:    Gary Hansel

Facsimile:    (310) 445-5700

E-mail:  ghansel@hudsonppi.com

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067-6019

Attention:    Anton N. Natsis, Esq.

Facsimile:    (310) 788-2410

E-mail:  tnatsis@allenmatkins.com

Investor:

CPP Investment Board Real Estate Holdings Inc.

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Attention:    Janice Lin

Facsimile:   (416) 868-1993

E-mail:  janicelin@cppib.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:    Arthur S. Adler

Facsimile:   (212) 291-9001

E-mail:  adlera@sullcrom.com

Hudson:

Hudson Pacific Properties, L.P.

c/o Hudson Pacific Properties, Inc.

11601 Wilshire Boulevard, Suite 600

Los Angeles, California 90025

Attention:    Gary Hansel

Facsimile:   (310) 445-5700

E-mail:  ghansel@hudsonppi.com

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067-6019

Attention:    Anton N. Natsis, Esq.

Facsimile:   (310) 788-2410

E-mail:  tnatsis@allenmatkins.com

Section 1.5. Term. The Partnership commenced on the date of filing of the Certificate of Limited Partnership for the Partnership with the Secretary of State of the State of Delaware and shall continue until dissolved pursuant to this Agreement or as otherwise provided in the Delaware Act. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Partnership’s Certificate of Limited Partnership.

Section 1.6. Outside Activities. The Partners and their Affiliates shall not be prohibited or restricted from investing in or conducting, and may invest in and/or conduct, businesses of any nature whatsoever, including the ownership and operation of facilities similar to the Property. Except as provided by Section 5.11, investing in or conducting of any such business by a Partner or any Affiliate thereof shall not give rise in the other Partners or the

Partnership to any claim for an accounting or any right to claim any interest therein, to claim the profits therefrom or to participate therein, even if such investment or business is of a character which, if presented to the Partnership, could be undertaken by the Partnership.

Section 1.7. Purposes and Business.

(a) Except as otherwise provided herein, the Partnership’s sole purpose is to acquire the Property through the Property Subsidiary, and solely through such Property Subsidiary, and any ancillary purposes related thereto. The Partnership will hold the ownership interests in the Property Subsidiary as the sole Common Member and as a Series B Preferred Member (collectively, “Property Subsidiary Interest”), and the Property Subsidiary Interest will constitute the Partnership’s sole material asset. The Partnership shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes. The Partnership shall not engage in any other business without the unanimous written approval of the Partners. With the exception of the period prior to the effective date of the Property Subsidiary’s election to be taxable as a REIT, at no time shall the Partnership directly or indirectly hold any USRPIs other than through an entity taxable as a REIT.

(b) Notwithstanding any other provision in this Agreement, the Partnership shall not take any action that, in the reasonable judgment of the General Partner (i) could adversely affect the ability of Hudson Inc. or Property Subsidiary to continue to qualify as a REIT, (ii) could subject Hudson Inc. or Property Subsidiary to any taxes under Section 857 or Section 4981 of the Code or any other related or successor provision under the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over Hudson or Property Subsidiary, their securities or the Partnership, unless, in any such case, such action (or inaction) under clause (i), clause (ii), or clause (iii) above shall have been specifically consented to by the unanimous written consent of the Partners, which consent may be given or withheld in their sole and absolute discretion.

Section 1.8. No Commercial Activities. The General Partner shall use commercially reasonable best efforts to conduct the affairs of the Partnership and structure the investment of all Partnership assets so that (i) such assets (other than cash or cash equivalents and other assets that, in all events and at all times, are incidental to the operation of the Partnership and are not “U.S. real property interests” as defined in Code Section 897) are always held by the Property Subsidiary (or a subsidiary of the Property Subsidiary), and (ii) any Partner that is a “foreign government” within the meaning of Code Section 892 and the Treasury Regulations promulgated thereunder will not be deemed to be engaged in activities which constitute “commercial activities” within the meaning of Treasury Regulation Section 1.892-4T, solely as a result of its investment in the Partnership. The General Partner shall be deemed to have satisfied its obligations under clause (ii) of the foregoing sentence if it complies with clause (i) of the foregoing sentence.

ARTICLE II

CAPITAL CONTRIBUTIONS

Section 2.1. Initial Capital Contributions. Concurrently with the execution and delivery of this Agreement, each Partner shall contribute or, if applicable, be deemed to contribute (as described in Recital F) the amounts, both in cash and an undivided interest in the Property, set forth next to such Partner’s name in the column labeled “Contribution of Undivided Interest in the Property” on Exhibit “C” hereto to the capital of the Partnership.

Section 2.2. Additional Capital Contributions.

(a) Additional Capital Contributions. From time to time, additional funds might be necessary for the Partnership and/or Property Subsidiary to meet their respective current and projected financial requirements. If the Partnership and/or Property Subsidiary requires additional capital (“Additional Capital Contribution”) (i) to fund a capital call obligation of the Partnership to the Property Subsidiary pursuant to a capital call in accordance with the terms of the Property Subsidiary Operating Agreement, (ii) to pay Partnership Costs that have been approved by the Partners as a Major Decision, or (iii) to pay or permit the Property Subsidiary to pay any Hudson Retained Liability (the matters set forth in clauses (i), (ii) and (iii)), “Necessary Expenses” collectively), any Partner may (and in the case of the foregoing clause (i), within one (1) day of receipt of the capital call from the Property Subsidiary, the General Partner shall call for such Additional Capital Contribution by delivering written notice (“Additional Capital Contribution Notice”) thereof to the Partners. The Additional Capital Contribution Notice shall include the total amount of the additional capital contribution and a date by which the contribution must be made (“Additional Capital Contribution Date”), which shall not be less than fifteen (15) days following the effective date of the Additional Capital Contribution Notice. Each Limited Partner shall be required to contribute to the capital of the Partnership, in cash, such Limited Partner’s respective Percentage Interest of such required Additional Capital Contribution; provided, however, that with respect to a capital call for a Hudson Retained Liability, Hudson shall be required to contribute one hundred percent (100%) of the amount of such capital call, but the Additional Capital Contribution pertaining thereto shall not alter the Partners’ Percentage Interests, the Capital Accounts of the Partners, or the Partners’ entitlement to Net Profits and Net Losses. Any and all additional contributions required to be made by a Limited Partner to the capital of the Partnership pursuant to this Section 2.2(a) shall be made by such Limited Partner on the Additional Capital Contribution Date; provided, however that in the event Hudson disputes in good faith an Additional Capital Contribution Notice issued in respect of a Hudson Retained Liability by delivery of an Arbitration Notice within ten (10) days following the date of Hudson’s receipt of such Additional Capital Contribution Notice, such dispute shall be resolved pursuant to Section 13.19, and the due date for such Additional Capital Contribution shall not be less than fifteen (15) days after the final resolution pursuant to Section 13.19. If Hudson fails to provide an Arbitration Notice within such ten (10) day period, then notwithstanding anything to the contrary herein, Hudson shall have no right to dispute the Additional Capital Contribution Notice, which shall be conclusive. Any and all amounts contributed to the capital of the Partnership by any Limited Partner pursuant to this Section 2.2 shall be credited to the Capital Account of such Limited Partner as and when any such contribution is made (except with respect to amounts contributed by Hudson in respect of Hudson Retained Liabilities, as to which no such credit shall be given).

(b) Except with respect to Additional Capital Contributions, no Partner shall have the right or the obligation to make additional contributions to the capital of the Partnership.

(c) For the avoidance of doubt, in no instance shall the General Partner be permitted or required to make any Additional Capital Contribution to the Partnership.

(d) To the extent that Hudson has contributed any amount as an Additional Capital Contribution in connection with a Hudson Retained Liability, the benefit of any adjustment of such Hudson Retained Liability shall be for the account of Hudson and shall be distributed by the Partnership (without any adjustment to Hudson’s Capital Account) to Hudson as soon as practicable following the Partnership’s receipt of any amounts attributable to such adjustment.

Section 2.3. Remedies for Failure to Make Additional Capital Contributions.

(a) General. If a Limited Partner (“Non-Contributing Partner”) fails to contribute any portion of any Additional Capital Contribution required to be made by such Non-Contributing Partner pursuant to Section 2.2(a) (“Delinquent Additional Capital Contribution”), and provided that the other Limited Partner (“Contributing Partner”) has timely contributed to the capital of the Partnership all of its share (if any) of such Additional Capital Contribution with respect to that particular notice and capital call, then the Contributing Partner may elect to withdraw such Additional Capital Contribution or exercise the remedy set forth in Section 2.3(b) below.

(b) Partner Loan. The Contributing Partner may advance the Delinquent Additional Capital Contribution to the Partnership which shall be treated as a loan from the Contributing Partner to the Non-Contributing Partner (“Partner Loan”). Such Partner Loan shall bear interest, compounded quarterly, at a rate equal to the lesser of (i) twenty percent (20%) per annum, or (ii) the maximum rate permitted by law for the Partner Loan. At the time a Contributing Partner advances a Partner Loan, the Non-Contributing Partner shall be deemed to have contributed to the capital of the Partnership an amount equal to the Delinquent Additional Capital Contribution, and (except in respect of a Hudson Retained Liability) the Capital Account of the Non-Contributing Partner shall be credited with the amount of the Delinquent Additional Capital Contribution. Notwithstanding any other provision of this Agreement, until any and all Partner Loans to a Non-Contributing Partner are repaid in full together with all accrued and unpaid interest, such Non-Contributing Partner shall draw no further distributions from the Partnership and all cash or property otherwise distributable with respect to the Non-Contributing Partner’s Interest shall be distributed to the Contributing Partner, but shall in all events be due and payable upon the earlier of (A) the transfer of the entire Interest of a Partner in the Partnership or (B) the dissolution of the Partnership. A Partner Loan shall be prepayable at any time or from time to time without penalty. All cash or property otherwise distributable by the Partnership with respect to the Non-Contributing Partner’s Interest shall be paid to the Contributing Partner in repayment of the Partner Loan, until the Partner Loan is repaid in full together with all accrued and unpaid interest. Such distributions paid to the Contributing Partner which would have otherwise been distributed to the Non-Contributing Partner will reduce the outstanding balances of (together with all accrued, unpaid interest on) any and all outstanding Partner Loans, and will be applied first to reduce any and all interest accrued on the Partner Loan(s) and then to reduce the principal amount thereof. Any amounts so distributed shall be treated, for all purposes under this Agreement, as having actually been distributed to the Non-Contributing Partner and applied by the Non-Contributing Partner to repay the outstanding Partner Loan(s). If any Partner Loan is to be made by Hudson, the Partners will use reasonable efforts to ensure that such loan is structured to constitute a qualifying asset for the purposes of the REIT asset test set forth in Section 856(c)(4)(B)(iii)(III) of the Code or, at the election of Hudson, an Affiliate of Hudson may make such loan.

(c) Security Interest. To secure payment of any and all Partner Loans, the Non-Contributing Partner hereby grants to the Contributing Partner a first priority, perfected security interest in and to the Non-Contributing Partner’s Interest, any and all amounts distributable or payable by the Partnership to the Non-Contributing Partner (including amounts distributable or payable upon the dissolution of the Partnership), and any and all proceeds and products thereof (collectively, the “Partner Loan Collateral”). Such security interest shall be perfected by the filing in the appropriate public records of one or more UCC-1 Financing Statements. The Contributing Partner shall have the authority to file such financing statements with the appropriate governmental agencies in order to perfect such security interest and/or take any other actions reasonably necessary to perfect such security interest. The Non-Contributing Partner shall take such further actions and execute, acknowledge, deliver, file and/or record such additional documents requested by the Contributing Partner to further evidence such security interest in the Partner Loan Collateral and perfect the same as a first lien in favor of the Contributing Partner. This security interest shall be governed by the laws of the State of Delaware and the Contributing Partner may exercise all rights and remedies of a secured party provided thereunder with respect thereto, and shall have the right (but not the obligation) to institute foreclosure proceedings against the Partner Loan Collateral. In addition, the Contributing Partner may, and may cause the Partnership to, hold and apply all amounts distributable or payable by the Partnership to the Non-Contributing Partner or any of its Affiliates or from the sale or other disposition of the Non-Contributing Partner’s Interest in such manner as the Contributing Partner determines in order to satisfy any outstanding Partner Loan. The Contributing Partner, on behalf of itself and the Partnership, shall have the sole and exclusive authority to deal with and exercise all rights and remedies arising under this Agreement and applicable law with respect to such security interest.

ARTICLE III

ALLOCATION OF PROFITS AND LOSSES

Section 3.1. Timing and Amount of Allocations of Net Profits and Net Losses. Net Profits and Net Losses of the Partnership shall be determined and allocated with respect to each Fiscal Year of the Partnership as of the end of each such year, at any time the Gross Asset Value of any Partnership property is adjusted, and more often as required, or, in the General Partner’s good faith discretion, as permitted hereby or by the Code and applicable Treasury Regulations.

Section 3.2. General Allocation Provisions. Subject to the provisions of Section 3.3, for purposes of adjusting the Capital Accounts of the Partners, the Net Profits, Net Losses and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any Fiscal Year shall be allocated among the Capital Accounts of the Partners in a manner that as closely as possible gives economic effect to the provisions of Articles IV and XI and the other relevant provisions of this Agreement as determined by the General Partner in its good faith discretion.

Section 3.3. Additional Allocation Provisions.

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding the provisions of Section 3.2, or any other provision of this Article III, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a)(i) is intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), and notwithstanding the provisions of Section 3.2 or any other provision of this Article III (except Section 3.3(a)(i)), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.3(a)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners in accordance with their Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner(s) who bear(s) the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Treasury Regulations Section 1.704-2(i).

(iv) Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d), to the Partner in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the deficit balance in the Adjusted Capital Account of the Partner as quickly as possible, provided that an allocation pursuant to this Section 3.3(a)(iv) shall be made if and only to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Article III have been tentatively made as if this Section 3.3(a)(iv) were not in this Agreement. It is intended that this Section 3.3(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Capital Account Deficits. Notwithstanding the foregoing provisions of this Article III, a Partner shall not be allocated its portion of any item of Net Loss to the extent that such allocation would cause or increase a deficit balance in such Partner’s Adjusted Capital Account. Any item of Net Loss or portion thereof which, but for the limitation in the first sentence of this Section 3.3(a)(v), would be allocated to a Partner, shall be allocated to each Partner having a positive balance in its Adjusted Capital Account, to the extent of such positive balance, in proportion to their relative Percentage Interests, provided that if all of the Limited Partners’ Adjusted Capital Accounts have been reduced to zero, any remaining Net Loss shall be allocated to the General Partner.

(vi) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their Interests in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii) Regulatory Allocations. The allocations set forth in Sections 3.3(a)(i) through (vi) are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently therewith.

(b) For purposes of determining a Partner’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in Partnership profits shall be such Partner’s Percentage Interest.

Section 3.4. Tax Allocations.

(a) In General. Except as otherwise provided in this Section 3.4, for income tax purposes each item of income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to Sections 3.2 and 3.3.

(b) Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 3.4(a), items of income, gain, loss, deduction and credit with respect to Partnership property that is contributed to the Partnership by a Partner shall be shared among the Partners for income tax purposes pursuant to Treasury Regulations promulgated under Section 704(c) of the Code, so as to take into account the variation, if any, between the basis of the property to the Partnership and its initial Gross Asset Value. With respect to Partnership property, if any, that is initially contributed to the Partnership upon its formation, such variation between basis and initial Gross Asset Value shall be taken into account under any method approved under Section 704(c) of the Code and applicable Treasury Regulations as chosen by the General Partner. With respect to properties, if any, subsequently contributed to the Partnership, the Partnership shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Treasury Regulations as chosen by the General Partner. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of items of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable Treasury Regulations under any method chosen by the General Partner.

Section 3.5. Withholding.

(a) The Partnership shall comply with tax withholding requirements under U.S. federal, state, local and non-U.S. law and shall remit amounts withheld to, and file required forms with, the applicable jurisdictions. To the extent the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be treated as a distribution in the amount of the withholding to that Partner. If the amount withheld was not withheld from actual distributions, the Partnership may, at its option, (i) require the Partner to reimburse the Partnership for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations. Without limiting the foregoing, any amounts reimbursed by any Partner for taxes withheld pursuant to this Section 3.5 shall in no event constitute a Capital Contribution for purposes of this Agreement.

(b) To the extent the Partnership has remitted any amounts with respect to any Partner in payment of a tax withholding obligation, if distributions to the Partner are not reduced by the amounts remitted by the Partnership in the year of such payment or the first ninety (90)

days of the next succeeding year and if the Partner has not reimbursed the Partnership for such amounts no later than ninety (90) days following the year of payment by the Partnership, the Partnership shall make distributions to all Partners pursuant to Section 4.1 in an amount sufficient to enable the Partnership to reduce distributions to the Partner with respect to which the Partnership has remitted any amounts by the amount so remitted. For purposes of the preceding sentence, any amounts remitted by the Partnership within the first ninety (90) days of a taxable year shall be deemed remitted in the preceding year.

(c) Except to the extent actually reimbursed in cash by a Partner pursuant to Sections 3.5(a) or 3.5(b), (i) any amount of taxes paid by the Partnership (or by any fiscally transparent entity in which the Partnership holds an interest), (ii) any taxes withheld by the Partnership and (iii) any withholding or similar taxes imposed on amounts payable to the Partnership shall in each case be treated for purposes of this Agreement as an amount actually distributed to the applicable Partners pursuant to Section 4.1 at the time paid or withheld (and the amount of any such tax shall be deemed to have been distributed to such Partners as the General Partner, in its reasonable discretion, may determine). An amount shall be considered paid or withheld by the Partnership if, and at the time, remitted to a governmental agency without regard to whether the remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the General Partner as withheld with respect to a specific allocation shall be treated as if it were distributed at the time such distribution or allocation occurs.

(d) Investor has delivered to the General Partner and the Partnership Investor’s Internal Revenue Service Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding) claiming exemption pursuant to Code Section 892 and Internal Revenue Service Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)) claiming benefits under Article XXI of the Canada-United States income tax treaty. Notwithstanding anything in this Agreement to the contrary, based upon such forms and subject to the foregoing, and absent a change in applicable law (including changes to the Code, Treasury Regulations, new IRS rulings or pronouncements, and judicial decisions), the General Partner and the Partnership confirm that, with respect to periods beginning on or after the date that the Property Subsidiary qualifies as a REIT, the Partnership will only withhold U.S. federal income tax with respect to the allocations and/or distributions that Investor receives from the Partnership to the extent that those allocations and/or distributions are treated as attributable to gains from the sale or exchange of USRPI by the Property Subsidiary as described in Code Section 897(h)(1), and not from any other allocations and/or distributions to Investor. For the avoidance of doubt, any such Code Section 897(h)(1) gain attributable to the disposition of a United States real property interest described in Code Section 897(c)(1)(A)(ii) (i.e., ownership interests in the Property Subsidiary) shall not be subject to withholding (subject to the conditions in the preceding sentence). Notwithstanding the foregoing, if, after the date hereof, and after a change in applicable law, the General Partner believes that the Partnership is required to withhold amounts from allocations and/or distributions to Investor other than as set forth above, the Partnership will, and the General Partner will cause the Partnership to, after reasonable consultation with Investor and its tax counsel and with the General Partner’s and the Partnership’s respective tax counsel, withhold amounts in respect of all allocations and/or distributions that it makes to Investor at the lowest applicable rate(s) permitted by applicable law, as determined by the Partnership after consultations with Investor and tax counsel.

Section 3.6. Other Allocation Provisions.

(a) For any Fiscal Year during which any part of an Interest is transferred between the Partners or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as determined by the unanimous consent of the Partners.

(b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704 of the Code and the Treasury Regulations thereunder, and will be interpreted and applied in a manner consistent with such regulations. In the event that the General Partner in good faith determine that the Code or any such Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article III, the General Partner is hereby authorized to make new allocations in reliance on the Code and such Treasury Regulations, and no such new allocation shall give rise to any claim or cause of action by any Partner against the General Partner or the Partnership.

ARTICLE IV

DISTRIBUTIONS OF NET CASH FLOW

Section 4.1. Distributions of Cash Flow. Subject to Section 11.2, Net Cash Flow shall be determined and distributed on at least a monthly basis within thirty (30) days following the end of each month to the Partners, in proportion to their respective Percentage Interests.

Section 4.2. Distributions in Kind. No distribution of property in kind by the Partnership shall be permitted without the prior approval of the Partners as a Major Decision. If any Partnership Assets are distributed in kind pursuant to this Agreement, such Partnership Assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as the Partners would have been entitled to cash distributions if such property had been sold for cash and the net proceeds thereof distributed to the Partners.

Section 4.3. Excess Distributions. If any Partner receives a distribution from the Partnership in excess of the amount such Partner should have received in accordance with the provisions of this Agreement at the time the distribution was made, such Partner shall be obligated to refund any such excess to the Partnership for reallocation to the Partner or Partners rightfully entitled to such distribution upon demand to do so by any Partner. In the event that distributions in kind are made to the Partners upon dissolution and liquidation of the Partnership, the capital account balances of such Partners shall be adjusted to reflect the Partners’ allocable share of gain or loss which would have resulted if the distributed property had been sold at its Fair Market Value.

Section 4.4. Capital Matters.

(a) A Partner shall not be entitled to withdraw any part of its Capital Account or receive any distributions from the Partnership except as specifically provided in this Agreement. No Partner shall be entitled to receive any distribution in kind, except as otherwise provided in this Agreement. No interest shall be paid on or with respect to the Capital Account of any Partner. Except as expressly provided in this Agreement, no Partner shall have any priority over any other Partner as to the return of its contributions to the capital of the Partnership or as to compensation by way of income, and no additional share of the profits or losses of the Partnership shall accrue to any Partner solely by virtue of its Capital Account being proportionately greater than the Capital Account of any other Partner. No Partner shall be entitled to make any Additional Capital Contributions to the Partnership other than as provided in this Agreement.

(b) In the event that any Partner makes a Loan to the Partnership (it being acknowledged that any such Loan requires approval pursuant to Section 5.2), such Loan shall not be considered a contribution to the capital of the Partnership and shall not increase the Capital Account of the lending Partner. Repayment of such Loans shall not be deemed withdrawals from the capital of the Partnership.

(c) No Partner shall have any obligation to restore any negative balance which may exist from time to time in such Partner’s Capital Account or to contribute to or in respect of liabilities or obligations of the Partnership or return distributions made by the Partnership except as required by the Delaware Act or this Agreement.

ARTICLE V

RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF THE PARTNERS

Section 5.1. General Partner.

(a) Powers of the General Partner. Except as otherwise provided in this Agreement, the management and control of the Partnership’s day-to-day business and affairs shall rest exclusively with the General Partner, including any rights that the Partnership may have as the Common Member of the Property Subsidiary. In furtherance of the foregoing provisions of this Section 5.1, the General Partner is hereby authorized to cause the Partnership to take any action or expend any sum and to take any action in furtherance of the Partnership’s business, provided that such expense or action is not a Major Decision or otherwise restricted hereunder. All contracts, agreements, documents, instruments and any and all other matters and documents affecting or relating to the business of the Partnership (including the Certificate of Limited Partnership for the Partnership, any amendments thereto, and any document evidencing cancellation thereof, and any and all other documents required or permitted to be executed in connection therewith) may be executed on the Partnership’s behalf only by the General Partner alone and without execution by any Limited Partner provided that any consent required pursuant to this Agreement has been obtained.

(b) Duties of the General Partner. The General Partner and its officers, executives and employees shall be obligated to devote as much of their business time to the Partnership’s business as the General Partner reasonably determines to be required to conduct the business of the Partnership and the Property Subsidiary in an efficient manner and to meet the General Partner’s obligations hereunder. Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained in this Agreement, the General Partner shall, in carrying out its obligations under this Agreement, exercise such care and skill as a prudent owner with sophistication and experience in owning, operating, developing and managing property like the Property would exercise in dealing with its own property; provided, that performance by the General Partner of its obligations with respect to operation and management of the Partnership is conditioned upon issuance of all necessary approvals by the Partners and the availability of sufficient Partnership funds to perform such obligations. The General Partner shall, at its own cost and expense, but only to the extent applicable to such Person acting as General Partner and reasonably commercially available, secure for itself directors’ and officers’ liability insurance, general liability, worker’s compensation, fidelity and worker’s compensation for its employees in a reasonable amounts. Notwithstanding anything to the contrary in this Agreement, the General Partner is not authorized to take any act which would make it impossible to carry on the ordinary business of the Partnership or the Property Subsidiary or in contravention of this Agreement or that is otherwise required to be approved by the Partners under this Agreement, in each case, without the approval of each Partner.

(c) General Partner Has No Economic Interest in Partnership. Notwithstanding anything else to the contrary in this Agreement, (i) the General Partner shall not be entitled to receive any allocations of profits or losses of the Partnership or items of Partnership income, gain, loss deduction or credit or any distributions from the Partnership, (ii) the General Partner shall have no economic interest in the Partnership as permitted by Section 17-401(a) of the Delaware Act and (iii) the General Partner shall not be a partner in the Partnership for federal, state or local income tax purposes.

Section 5.2. Major Decisions.

(a) Major Decisions. Notwithstanding the provisions of Section 5.1, a decision with respect to a Major Decision shall require the unanimous written approval of the Partners prior to being implemented. Any Partner may propose a Major Decision for consideration by the other Partners. Each of the following matters is a “Major Decision”:

(i) Transfer of Partnership Assets. Selling, exchanging, granting an option (or right of first offer, right of first refusal or any other preferential right of purchase) in, transferring or otherwise disposing (whether by merger, consolidation, conversion, liquidation, dissolution or otherwise) of all or any portion of any Partnership Asset;

(ii) Financing. Committing to accept, prepaying, entering into or refinancing, whether as borrower or lender, any Loan, or the modification or amendment of any Loan, or the mortgaging, pledge or encumbrance of all or any Partnership Asset or interest as security for indebtedness, or the modification or amendment of any such mortgage, pledge or encumbrance (collectively “Financing”), or making a knowing and intentional decision to take any action that would (either directly or upon the passage of time or the giving of notice or both) constitute a default under or breach of any Financing;

(iii) Property Dispositions. With respect to the Partnership’s interests in the Property Subsidiary, voting in favor of the Property Subsidiary’s structuring the sale, exchange, grant of an option in, transfer or other disposition of a direct or indirect interest in the Property (in whole or in part), including, but not limited to dispositions under Articles IX and XII, as other than a sale of interests in the Property Subsidiary.

(iv) Guarantees. Making any guarantees or indemnities, including any (i) environmental indemnification, (ii) nonrecourse liability “carveout” guarantee, and (iii) completion guarantee that are required to obtain any Loan made to the Partnership;

(v) Capital Calls. Calls for additional capital other than in respect of Necessary Expenses;

(vi) Partnership Costs. Incurring or paying, or causing or permitting the Partnership to incur or pay, any Partnership Costs;

(vii) Amendments; Waivers. Except as specifically provided herein, (A) making or agreeing to make any amendment to this Agreement or the Certificate of Limited Partnership of the Partnership, (B) approving any amendment made by the Board to the certificate of formation of the Property Subsidiary or the Property Subsidiary Operating Agreement in the event the Board requests such approval or the same is required by law, (C) granting or agreeing to grant any waiver of any term or condition of this Agreement or the Certificate of Limited Partnership of the Partnership, or (D) approving any grant of any waiver made by the Board of any term or condition of the Property Subsidiary Operating Agreement or the certificate of formation of the Property Subsidiary in the event the Board requests such approval or the same is required by law;

(viii) Additional Interests; New Equity. Issuing additional interests in, raising new equity capital for, or admitting additional Partners of, the Partnership;

(ix) Transfer of Interests. Any Transfer of a Partner’s Interest in the Partnership to any Person except as otherwise permitted by Article IX or Article XII;

(x) Dissolution; Bankruptcy; Insolvency. (A) Filing a petition for relief under the United States Bankruptcy Code, as amended, on behalf of the Partnership, or, with respect to the Partnership’s interests in the Property Subsidiary, voting in favor of the Property Subsidiary’s filing an involuntary petition for relief under the United States Bankruptcy Code, as amended, (B) making an assignment for the benefit of creditors on behalf of the Partnership, (C) applying for the appointment of a custodian, receiver or trustee or any property for the Partnership, (D) consenting to any other bankruptcy or similar proceeding on behalf of the Partnership, (E) consenting to the filing of such proceeding or admitting in writing the inability to pay debts generally as they become due for the Partnership, or (F) appointing any Liquidator of the Partnership;

(xi) Dissolution, Merger, Consolidation, or Reorganization. Dissolving, merging, consolidating, or reorganizing the Partnership;

(xii) Formation of Subsidiaries. Forming any direct or indirect subsidiary of the Partnership;

(xiii) Affiliate Agreement Matters. Subject to Section 5.12, (A) causing or permitting the Partnership to enter into any Affiliate Agreement, except in each case as expressly authorized herein, or (B) taking any action, making any decision or determination, exercising or waiving any right, or authorizing, consenting to or approving any action or inaction, under or in respect of an Affiliate Agreement (an “Affiliate Agreement Action”);

(xiv) Accounting and Tax Matters. Changing or adopting any method of accounting, or making any material tax election or acting on material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, or changing the Fiscal Year;

(xv) Confession of Judgment; Settlement; Lawsuits. Instituting, settling or any other decision with respect to any lawsuit, claim, counterclaim or other legal proceeding with either (A) an insured amount at issue or risk in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) or that, when added to all other such insured amounts pertaining to the Partnership or the Property Subsidiary during a single calendar year, exceeds Four Hundred Thousand and No/100 Dollars ($400,000.00), or (B) an uninsured amount at issue or risk in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) or that, when added to all other such uninsured amounts pertaining to the Partnership or the Property Subsidiary during a single calendar year, exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00), including confessing a judgment, accepting the settlement, compromise or payment of any claim (including claims covered by the policies of insurance or relating to a condemnation or proposed condemnation);

(xvi) Reserves. Approving or establishing the amount of any reserves, excluding reserves required to be held by lenders of the Partnership;.

(xvii) Charitable and Political Contributions. Making, or committing to make, any charitable or political contribution;

(xviii) Distributions in Kind. Making any distribution in kind to a Partner.

(xix) Additional Assets. Acquiring (whether by lease, purchase, or otherwise) any additional properties or assets by the Partnership (including interests in any other Person);

(xx) Auditor. Terminating or replacing the Partnership’s Accountants;

(xxi) Partnership Name, Place of Business and Purpose. Changing the name of the Partnership, the principal place of business of the Partnership or the principal business purpose of the Partnership;

(xxii) Property Subsidiary Consents. Making any decision or election, or granting or withholding any consent, approval or waiver, by the Partnership (i) pursuant to the Property Subsidiary Operating Agreement in the Partnership’s capacity as the Common Member or a Series B Preferred Member or (ii) pursuant to the Prior Property Subsidiary Operating Agreement; or

(xxiii) Other. Any other matter expressly provided by this Agreement to be subject to the unanimous consent of the Partners.

(b) Voting and Impasse.

(i) Process for Major Decision Approval. Any Partner may propose an action with respect to a Major Decision by delivering writing notice thereof to each other Partner. Each Partner shall have ten (10) days from the date of such notice to respond to the other Partners with an approval or disapproval. The failure of a Partner to respond to a request to approve or disapprove a Major Decision that is presented to the Partners in accordance with this Section 5.2(b)(i) shall be deemed to constitute disapproval of such Major Decision.

(ii) Partnership Impasse. If the Partners are unable to agree on a Major Decision, or if there is a failure to contribute capital described in Section 5.2(b)(ii)(A), and such failure to agree on such Major Decision or other matter continues for thirty (30) days after such Major Decision or other matter is first presented to the Partners for approval, then the proposing Partner may declare an impasse by delivering written notice thereof to the other Partners (“Partnership Impasse”). Notwithstanding the foregoing, no failure of the Partners to agree on a Major Decision described in Section 5.2(a)(vii) (Amendments; Waivers) shall constitute a Partnership Impasse.

(A) Failure to Contribute Capital. If a Partner becomes a Significant Non-Contributing Partner, any of the other Partners may declare a Partnership Impasse if such other Partner is not a Significant Non-Contributing Partner. A Partner shall be deemed a “Significant Non-Contributing Partner” if: (1) such Partner is a Non-Contributing Partner with respect to at least three (3) separate calls for Additional Capital that are made within a single Fiscal Year (without regard to whether such calls are made consecutively), (2) such Partner is a Non-Contributing Partner with respect to at least two (2) separate consecutive calls for Additional Capital (without regard to whether such calls were made within a single Fiscal Year), or (3) its aggregate Delinquent Additional Capital Contributions (even if subsequently cured by such Partner) equal or exceed Two Hundred Thousand and No/100 Dollars ($200,000).

(iii) Property Subsidiary Impasse. If the Board is unable to agree on a Major Decision (for purposes of this Section 5.2(b)(iii) only, as such term is defined in the Property Subsidiary Operating Agreement), and such failure to agree on such Major Decision or other matter continues for thirty (30) days after such Major Decision or other matter is first presented to the Partners for approval (or, in the case of any Major Decision relating to execution of a Major Lease, for seven (7) Business Days after first presented for approval), then any Partner may declare an impasse by delivering written notice thereof to the other Partners (“Property Subsidiary Impasse”, and together with all Partnership Impasses, collectively “Impasses”). Notwithstanding anything in this Section 5.2(b)(iii) to the contrary, (x) the declaration of an Property Subsidiary Impasse with respect to any Lease any Financing or a call for Additional Capital (each at the Property Subsidiary Board-level) shall be determined pursuant to Section 5.2(b)(iii)(A), (y) the declaration of an Impasse with respect to any matter relating to the Business Plan shall be determined pursuant to Section 5.2(b)(iii)(B) and (z) no failure of the Board to agree on a matter described in Section 4.4(h) (Amendments) of the Property Subsidiary Operating Agreement shall constitute a Property Subsidiary Impasse.

(A) Major Leases, Financing and Call for Additional Capital. If the Board is unable to agree on a Major Decision with respect to a Major Lease, a Financing or a call for Additional Capital (each at the Property Subsidiary Board-level) and such failure to agree on such Major Decision continues for thirty (30) days after such Major Decision is first presented to the Board for approval (or, in the case of any Major Decision relating to execution of a Major Lease, for seven (7) Business Days after first presented for approval), the General Partner shall submit such matter to Hudson Inc.’s Chief Executive Officer and to Investor’s Senior Managing Director, Real Estate (“Key Executives”) within three (3) days after the expiration of such 30-day period or 7-Business Day period, as applicable. The Key Executives shall meet to resolve the disagreement with respect to such Major Decision and shall attempt to mutually agree on such Major Decision within ten (10) days after submission thereof to them by the General Partner. If the Key Executives are unable to agree on such Major Decision within such ten (10) day period, then any Partner may declare a Property Subsidiary Impasse.

(B) Business Plan. Any Partner may declare a Property Subsidiary Impasse with respect to the approval of the Business Plan if (1) for three (3) consecutive Fiscal Years the Board has not approved a proposed revised Business Plan or any specific item or items of a proposed revised Business Plan that has been submitted by the A Directors pursuant to the terms of the Property Subsidiary Operating Agreement, (2) in accordance with the Property Subsidiary Operating Agreement, the Board has been operating the Property Subsidiary for each of those three (3) consecutive Fiscal Years in accordance with the most recently approved Business Plan, and (3) the Business Plan for the fourth (4th) consecutive Fiscal Year has not been approved by the Board in accordance with the Property Subsidiary Operating Agreement.

(c) Actions to Be Taken at Property Subsidiary Level. None of the following actions shall be taken by the Partnership (it being understood and agreed that such actions may be taken, if at all, only by the Board of the Property Subsidiary pursuant to the Property Subsidiary Operating Agreement):

(i) Selling, exchanging, granting of an option in, transferring or otherwise disposing any direct interest in the Property (in whole or in part);

(ii) (A) Filing a petition for relief under the United States Bankruptcy Code, as amended, on behalf of the Property Subsidiary, (B) making an assignment for the benefit of creditors on behalf of the Property Subsidiary, (C) applying for the appointment of a custodian, receiver or trustee or any property for the Property Subsidiary, (D) consenting to any other bankruptcy or similar proceeding on behalf of the Property Subsidiary, (E) consenting to the filing of such proceeding or admitting in writing the inability to pay debts generally as they become due for the Property Subsidiary, or (F) appointing any liquidator of the Property Subsidiary; or

(iii) Dissolving, merging, consolidating, or reorganizing the Property Subsidiary.

Section 5.3. Meetings. Although it is the express intent of the Partners that there shall not be any required (or regularly scheduled) meetings of the Partners, meetings may be called by the General Partner for the purpose of voting on matters described in Section 5.2. Any such meetings shall be held during normal business hours either by telephone or at the principal executive office of the Partnership (or at such other location as is determined by the General Partner and agreed to by the Limited Partners) on such day and at such time as are reasonably convenient for the Partners.

Section 5.4. Officers. The General Partner may, from time to time, designate officers of the Partnership and delegate to such officers such authority and duties as the General Partner may deem advisable and may assign titles (including chief executive officer, president, vice-president, secretary and treasurer) to any officer. No such officer need be a Partner of the Partnership. Unless the General Partner otherwise determines, if the title assigned to an officer of the Partnership is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, then the assignment of the title will constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Any number of titles may be held by the same officer. Any officer to whom a delegation is made pursuant to this Section 5.4 shall serve in the capacity delegated unless and until such delegation is revoked by the General Partner or such officer resigns.

Section 5.5. Execution of Documents. All contracts, agreements and other documents or instruments affecting or relating to the business and affairs of the Partnership shall, unless otherwise delegated to another Person in writing by the General Partner, be executed on the Partnership’s behalf by the General Partner.

Section 5.6. Unauthorized Actions. No Partner (other than the General Partner) or officer of the Partnership or any other Person, without the prior consent of the General Partner, may take any action on behalf of or in the name of the Partnership, or enter into any commitment or obligation binding upon the Partnership, except for (a) actions expressly authorized by this Agreement, and (b) actions authorized by General Partner in the manner set forth in this Agreement. No Partner (including the General Partner) or officer of the Partnership or any other Person may take any action on behalf of or in the name of the Partnership, or enter into any commitment or obligation binding upon the Partnership, with respect to a matter constituting a Major Decision unless the same has been approved by all of the Partners.

Section 5.7. Removal.

(a) Termination Notice. Investor may deliver a termination notice to 1455 GP (“Termination Notice”) removing 1455 GP as General Partner upon the occurrence of any For Cause event.

(b) Procedure; Arbitration. The Termination Notice shall specify the basis for the same and shall become effective ten (10) Business Days after the date of delivery of the Termination Notice. However, 1455 GP may dispute in good faith the existence of grounds for the termination by written notice (“Arbitration Notice”) to Investor within such ten (10) Business Day period. If 1455 GP fails to provide an Arbitration Notice within such ten (10) Business Day period, then notwithstanding anything to the contrary herein, 1455 GP shall have no right to dispute the effectiveness of the Termination Notice, which shall be conclusive. If an Arbitration Notice is given within the period set forth above, then (i) the dispute regarding the grounds of the Termination Notice shall be resolved by arbitration as provided in Section 13.19 and (ii) if the arbitrator upholds the grounds for termination, then the Termination Notice shall thereupon become effective immediately.

(c) Effect of Termination Notice. If a Termination Notice becomes effective, then Investor (or its Affiliate or designee, which may or may not be a Partner hereunder) shall become the permanent General Partner of the Partnership, and 1455 GP shall not have any power, authority or right to act for or bind the Partnership as General Partner. Furthermore, (i) 1455 GP shall immediately cease to be a Partner in the Partnership and such replacement General Partner shall be permitted to amend or restate this Agreement to reflect such removal without any further action of any Partner or former Partner and to take or cause to be taken similar actions in respect of the Property Subsidiary, (ii) such replacement General Partner shall be entitled, without any further action of any Partner or former Partner, to terminate any Affiliate Agreement with 1455 GP, Hudson or their Affiliate, and (iii) Hudson and the General Partner shall immediately forfeit any right to vote for Directors of the Property Subsidiary, and Investor (or its Affiliate or designee that becomes the permanent General Partner of the Partnership) shall have the exclusive right to nominate and vote for Directors of the Property Subsidiary on the Partnership’s behalf.

Section 5.8. Partnership Liabilities and Indemnities.

(a) Liability of General Partner. Except as otherwise provided in the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners to Persons other than the Partnership and the Limited Partners. Except as otherwise provided in this Agreement or the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners to the Partnership and the Limited Partners. The General Partner shall not be liable or accountable in damages or otherwise to the Partnership or to the Limited Partners for any error of judgment or any mistake of fact or law or for anything that the General Partner may do or refrain from doing hereafter except in the case of the General Partner’s fraud, gross negligence, willful misconduct, knowing violation of law, or breach of an express provision of this Agreement or the Property Subsidiary Operating Agreement.

(b) Liability of Limited Partners. The Limited Partners shall not be personally liable for any of the debts, liabilities, obligations or contracts of the Partnership or of the other Partners, nor shall a Limited Partner be required to lend any funds to the Partnership. Each Limited Partner shall be liable to make contributions to the capital of the Partnership only to the extent required under this Agreement. No Limited Partner shall, except as required by the express provisions of the Delaware Act regarding repayment of sums wrongfully distributed to any such Limited Partner, be required to make any further contributions to the Partnership. To the fullest extent permitted by applicable law, no Limited Partner shall owe a fiduciary duty to the Partnership or any of the other Partners. The failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for making its Partners responsible for the liabilities of the Partnership.

(c) Indemnification by Partnership. Subject to any limitations contained in the Delaware Act and the provisions of the succeeding paragraph, the Partnership, to the extent of its Partnership Assets being legally available for that purpose, will indemnify, defend, protect and hold harmless the General Partner, the Limited Partners, and each of their members, partners, shareholders, directors, officers, agents and Affiliates, but in all cases excluding Manager and, to the extent arising in connection with Manager’s performance of its duties under the Management Agreement, Manager’s Affiliates (collectively, the “Indemnified Persons”) from and against any and all loss, damage, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with, the business or affairs of the Partnership in compliance with direction by the Partnership unless such act or omission constitutes fraud, gross negligence, willful misconduct, knowing violation of law or breach of an express provision of this Agreement or the Property Subsidiary Operating Agreement by such Indemnified Person. Notwithstanding anything contained herein to the contrary, no Partner shall be obligated to make any Additional Capital Contributions to the Partnership or to any Indemnified Person in order to satisfy the Company’s obligation under this Section 5.8, and such obligations of the Partnership shall be recoverable only from the assets of the Partnership and not from any assets of the Partners.

(d) Indemnification by Partner. Each of the Partners hereby unconditionally and irrevocably covenants and agrees to indemnify, defend, protect, and hold harmless the Partnership and the other Partners, their successors and assigns, and all of its and their officers, directors, shareholders, beneficial owners, partners, Affiliates and employees (collectively “Indemnitees”) from and against any and all claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys’ fees and related costs and expenses and amounts paid in settlement in connection with any claims against the Indemnitees arising out of such Partner’s fraud, gross negligence, willful misconduct, knowing violation of law or breach of an express provision of this Agreement or the Property Subsidiary Operating Agreement.

Section 5.9. Partner Compensation. Except as otherwise expressly provided in this Agreement, no Partner (including the General Partner) shall be entitled to receive any remuneration for services rendered to the Partnership or Property Subsidiary or be reimbursed for general, administrative, personnel and overhead expenses.

Section 5.10. General Partner Reimbursement. Notwithstanding anything in Section 5.9 to the contrary, the Partnership shall reimburse the General Partner from the first available funds of the Partnership for any and all reasonable costs and expenses incurred by the General Partner and its Affiliates on behalf of the Partnership that directly relate to the business or affairs of the Partnership, the Company and/or the Property, and that have been unanimously approved by the Partners (without duplication of any amount reimbursed pursuant to the Property Subsidiary Operating Agreement and/or the Management Agreement). The General Partner shall provide evidence reasonably substantiating any such costs and expenses incurred, to the extent requested in writing by any of the other Partners.]

Section 5.11. Conflicts. It is understood and agreed that as part of the ownership or operation of a Competing Asset, there may be competition with the Property for tenants. If, in connection with a potential lease at the Property exceeding twenty-five thousand (25,000) rentable square feet of space, a prospective tenant for such lease is also a potential tenant at a Competing Asset, Hudson shall, subject to the limitations in this Section 5.11, promptly notify Investor of such fact in writing and shall keep Investor reasonably informed of the progress of lease negotiations with such tenant. Notwithstanding any other provision to the contrary contained in this Section 5.11, Hudson’ s obligation to notify Investor and/or keep Investor informed under this Section 5.11 regarding a potential tenant at a Competing Asset shall be limited to the extent that such Competing Asset is held in a joint venture (including, but not limited to, through one or more limited liability companies, partnerships, limited partnerships or tenancies-in-common) between Hudson or its Affiliate(s) and one or more unrelated third-parties, the confidentiality provisions of which joint venture: (a) prohibit disclosure of information regarding such Competing Asset; and/or (b) require the approval of such third-party(ies) in order to disclose information regarding such Competing Asset.

Section 5.12. Interested Parties. Notwithstanding any other provision of this Agreement, an Interested Partner in an Affiliate Agreement, Affiliate Agreement Matter or a matter described in Section 4.15 of the Property Subsidiary Operating Agreement shall not be entitled, or required, to approve or cause the taking of action (as applicable), in its capacity as a Partner, with respect to such items.

Section 5.13. Subsidiary Debt. The Partners shall be prohibited from, and shall prevent their Affiliates from, acquiring any assignment, participation, security or other interest of a lender or mortgagee in any indebtedness of the Partnership, Property Subsidiary or any direct or indirect subsidiary thereof.

Section 5.14. Voting for Board Members of Property Subsidiary.

(a) Election; Nomination Rights. Section 4.1 of the Property Subsidiary Operating Agreement provides that the Board shall consist of four (4) individual Directors elected by a Series B Majority Vote. The Parties (which for purposes of this Section 5.14 includes 1455 GP both in its capacity as General Partner and in its individual capacity as owner of 1455 GP’s Series B Preferred Units) and the Partnership agree and shall cause the Series B Preferred Members to vote their Series B Preferred Units for the following individuals for election as Directors:

(i)	an aggregate of three (3) individuals nominated by Hudson, each of whom shall, at the time of his/her election as a Director, be designated (through the exercise of the rights attaching to the Series B Preferred Units held by the Partnership and 1455 GP) as an “A Director;” and

(ii)	one (1) individual nominated by Investor, who shall, at the time of his/her election as a Director, be designated (through the exercise of the rights attaching to the Series B Preferred Units held by the Partnership and 1455 GP) as a “B Director.”

(b) Further Actions. Each of the Parties and the Partnership shall take, or cause to be taken, all actions that are within its control and that are necessary (including, without limitation, causing the Property Subsidiary to call a special meeting of the Series B Preferred Members or executing, or causing the execution of, a written consent of the Series B Preferred Members) to ensure that the composition of the Board is as set forth in this Agreement.

(c) Removal. None of the Parties nor the Partnership shall vote or shall cause any Series B Preferred Member to vote any of its Series B Preferred Units in favor of the removal of any Director from the Board or any of its committees (with or without cause); provided that if (x) 1455 GP and Hudson jointly request in writing the removal (with or without cause) of any Director nominated by them pursuant to Section 15.14(a)(i) or (y) Investor requests in writing the removal (with or without cause) of any Director nominated by it pursuant to Section 15.14(a)(ii), then the Parties shall promptly vote (or cause to be voted) all of the Series B Preferred Units in favor of such removal.

(d) Vacancies. In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 5.14(c)), the Party(ies) who nominated such Director pursuant to Section 5.14(a) (and only such Party(ies)) shall have the right to nominate a different individual to replace such Director, and the Series B Preferred Members shall promptly vote (or be caused to vote) all of the Series B Preferred Units to elect to the Board any individual designated by such Party(ies) in accordance with Section 5.14(a).

(e) Property Subsidiary Operating Agreement. Although the obligations set forth in this Agreement are binding among the Parties and the Partnership and any failure to comply herewith will constitute a breach of this Agreement, such obligations do not amend the provisions regarding the rights to vote for the election or removal of Directors that are attached to the Series B Preferred Units under the Property Subsidiary Operating Agreement. Any Party and the Partnership shall be entitled to specifically enforce any other Party’s obligations under this Agreement pursuant to Section 5.14(g) hereof.

(f) Transfers of Interests. Any Transfer of Interests by a Party to any Person who is not a party to this Agreement shall be conditioned on the transferee executing and delivering to the other Parties, an agreement in form and substance reasonably satisfactory to such other Parties agreeing to be bound by the terms and conditions of this Section 5.14 applicable to the transferring Party (and such transferring Party shall require such transferee to execute and deliver agreement to the other Parties prior to or at the closing of such Transfer).

(g) Equitable Remedies. The Parties and the Partnership acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Section 5.14. Each Party and the Partnership agrees that any other Party and the Partnership shall be entitled to an injunction or similar equitable relief restraining such Party or the Partnership from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by such Party or the Partnership under this Section 5.14 without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

ARTICLE VI

RESERVED

ARTICLE VII

BOOKS, RECORDS,

REPORTS, AND TAX MATTERS

Section 7.1. Books and Records. The General Partner shall maintain or cause to be maintained full and accurate books and records of the Partnership at the Partnership’s principal place of business, showing all receipts, expenditures, assets, liabilities, profits and losses of the Partnership and all other records necessary for the recording of the Partnership’s business and affairs. The books of the Partnership, for financial and tax purposes, shall be kept in accordance with generally accepted accounting principles. All said books of account, as well as records and reports of the Partnership, together with any executed copy of the Certificate of Limited Partnership, this Agreement and any amendments thereto, shall be open to inspection, examination and audit by any Partner (and its duly authorized representatives) during regular business hours who shall be entitled to copy any of such books or records.

Section 7.2. Reporting.

(a) Annual Reports. As soon as practicable, and in any event no later than seventy-five (75) days after the close of each Fiscal Year, the General Partner shall cause to be provided to each Partner, (i) annual financial statements of the Partnership for such Fiscal Year (including a balance sheet, profit and loss statement and statement of cash flow), prepared in accordance with United States generally accepted accounting principles, which shall be audited and certified by the Partnership’s Accountants and (ii) annual REIT qualification testing by the Partnership’s Accountants and reports on such testing in form reasonably satisfactory to the Partners, which shall be provided to the Partners within ten (10) days of receipt thereof. In addition, the General Partner shall provide each Partner with copies of all financial information regarding the Partnership and/or its assets which the Partnership provides to any first mortgage holder (or servicer) of, or senior lender to, the Partnership.

(b) Quarterly Reports. As soon as practicable, and in any event no later than forty-five (45) days after the close of each quarter of the Fiscal Year, the General Partner shall cause to be provided to each Partner the following information: (i) an executive summary, including financial highlights and asset issue report; (ii) a balance sheet, an operating statement and a cash flow statement with the period change and variance to the then in effect Business Plan, including explanations for variances in excess of ten percent (10%) of a line item; (iii) a leasing activity report, including a comparison to the then in effect Business Plan, together with copies of all Leases signed during such quarter; (iv) a capital expenditures report, including a comparison to the then in effect Capital Budget; (v) a projection of Net Cash Flow for the impending fiscal quarter; (vi) a report on any retail tenant sales to the extent any tenant pays percentage rent and reports the same; (vii) a report on the status of existing or threatened litigation against or on behalf of the Partnership; (viii) a report on any matter relating to the Property in such quarter which any Partner believes is significant and/or any material workplace health and safety issues relating to the Property and/or any material environmental issues relating to the Property; (viii) a stacking plan; (ix) details of all management fees, development and construction management fees, documentation fees, leasing fees, professional fees and other disbursements paid to Manager or third-party managers and leasing agents; and (x) quarterly REIT qualification testing by the Partnership’s Accountants and reports on such testing in form reasonably satisfactory to the Partners, which shall be provided to the Partners within ten (10) days of receipt thereof.

(c) Monthly Reports. As soon as practicable, and in any event no later than fifteen (15) days after the close of each calendar month, the General Partner shall cause to be provided to each Partner the following information: (i) a detailed trial balance with monthly change (in CSV format and in the form attached hereto as Schedule “1”); (ii) a current rent roll of the Property (in CSV format and in Excel format); (iii) a tenant-level accounts receivable aging report (in CSV format); and (iv) a balance sheet, summary and detailed operating statement and cash flow statement, each showing the month’s approved budget pursuant to the Business Plan in comparison with actual amounts thereof as well as the year-to-date totals thereof and an annual budget to the end of the Fiscal Year.

(d) Additional Reporting. In addition to the matters described in Sections 7.2(a), 7.2(b) and 7.2(c), the General Partner shall prepare or cause to be prepared and provided to the Partners such other reports and information as a Partner may from time to time reasonably request.

(e) Tax Returns. The General Partner shall prepare or cause to be prepared, for the Partners’ unanimous approval, all income and other tax returns of the Partnership required by applicable law and shall cause the same to be filed in a timely manner (including extensions). The General Partner shall deliver or cause to be delivered to each Partner a copy of the tax returns for the Partnership with respect to such Fiscal Year, together with such information with respect to the Partnership as shall be necessary for the preparation by such Partner of its U.S. federal and state income or other tax and information returns.

(f) Valuations. Any Partner may perform or cause to be performed a valuation of the Property, at such Partner’s cost and expense. Copies of any such valuation shall be provided by the Partner performing the valuation to each other Partner.

Section 7.3. Tax Matters Partner. Hudson is hereby designated as the “tax matters partner” of the Partnership as defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”); provided that the General Partner shall be the Tax Matters Partner in the event the General Partner is or becomes a partner in the Partnership for U.S. federal income tax purposes; provided, further, that if 1455 GP is removed as the General Partner, the Limited Partners shall designate, by majority vote, a replacement Tax Matters Partner. Except as otherwise provided in this Agreement, all elections (including the election provided for in Section 754 of the Code) required or permitted to be made by the Partnership under the Code or state tax law shall be timely determined and made by the General Partner; provided, however, with respect to any material tax elections, the General Partner shall not act with respect to these material items without the unanimous written consent of the Partners. With respect to any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, the Tax Matters Partner shall not act with respect to these material items without the unanimous written consent of the Partners. The Partners intend that the Partnership be treated as a partnership for U.S. federal, state and local tax purposes, and the Partners will not elect or authorize any person to elect to change the status of the Partnership from that of a partnership for U.S. federal, state and local income tax purposes without the prior written consent of the General Partner. The Partnership hereby indemnifies and holds harmless the General Partner and Hudson, as applicable, from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action in accordance with this Section 7.3, including as the Tax Matters Partner provided that any such action or failure to act does not constitute fraud, gross negligence, willful misconduct, knowing violation of law, or breach of an express provision of this Agreement or the Property Subsidiary Operating Agreement.

Section 7.4. Accounting and Fiscal Year. The books of the Partnership shall be kept on the method of accounting for tax and financial reporting purposes as may be determined by the unanimous decision of the Partners. The “Fiscal Year” means the fiscal year of the Partnership, which shall be the calendar year unless otherwise required by the Code.

Section 7.5. Banking. The General Partner shall establish and maintain a bank account or accounts in the name of the Partnership with a financial institution designated by the General Partner (“Partnership Account(s)”). Funds in a Partnership Account shall, to the extent consistent with prudent business practice, be invested in interest bearing accounts. Each Partnership Account shall be maintained on behalf of the Partnership as a segregated account and shall not be commingled with the funds of any Person other than the Partnership. All withdrawals therefrom shall be made only in the regular course of the Partnership’s business and upon the signatures of the General Partner or such other Person as shall be designated by the General Partner.

ARTICLE VIII

REPRESENTATIONS OF PARTNERS

Section 8.1. Partner Representations. Each Partner, by execution hereof, represents and warrants:

(a) it is neither: (i) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not it is subject to the provisions of Title I of ERISA); (ii) a plan described in Section 4975(e)(1) of the Code; (iii) an entity the assets of which include plan assets pursuant to Department of Labor Regulations at 29 C.F.R. § 2510.3-101 by reason of the investment (direct or indirect) in such entity by an entity described in the preceding clauses (i) or (ii) of this sentence; nor (iv) a “benefit plan investor” within the meaning of 29 C.F.R. § 2510.3-101;

(b) that such Partner has provided the Partnership a duly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable;

(c) that such Partner’s Interest in the Partnership has not been and will not be registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act, or registered or qualified under the securities law of any jurisdiction;

(d) that such Partner has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in its Interest in the Partnership, is able to bear the economic risk of an investment in its Interest in the Partnership and is an “accredited investor” as defined in Regulation D under the Securities Act;

(e) that such Partner is acquiring for its own account, or for accounts as to which it exercises sole investment discretion, for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of such Partner’s property shall at all times be and remain within such Partner’s control;

(f) that upon acquisition of its Interest in the Partnership, the number of beneficial owners (as defined in Section 3 of the Investment Partnership Act) owning such Partner’s Interest is one; and the Partnership, as a result thereof, will not be required to register as an investment company under the Investment Company Act;

(g) that it is not a bank, within the meaning of Section 881(c)(3)(A) of the Code or if it is such a bank that it is incorporated under the laws of the United States or any state thereof (including the District of Columbia);

(h) that such Partner is duly organized and validly existing and in good standing under the laws of the state in which it was formed and is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its properties or assets requires such qualification;

(i) that such Partner has the authority to own its property and to carry on its business as it is now being conducted, and is in compliance with all laws, regulations and ordinances and orders of public authorities applicable to it;

(j) that such Partner has the full power and authority to execute, deliver and perform all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(k) that this Agreement and all documents required to be executed in connection with this Agreement, are and shall be valid, legally binding obligations of and enforceable against Partner in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or limiting creditors’ rights and to general principles of equity;

(l) that execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of or compliance with the terms and conditions of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of such Partner’s articles of incorporation, operating agreement, or by-laws or any agreement or instrument to which such Partner is now a party or by which it is bound, or constitute a default under any of the foregoing;

(m) that, as of the date of execution of this Agreement, each individual executing this Agreement on behalf of a Partner has the legal power, right and actual authority to bind such Partner to the terms and conditions hereof;

(n) that such Partner is not subject to Insolvency;

(o) that Partner is not the subject of a Bankruptcy;

(p) that such Partner does not believe nor does it have any reason or cause to believe that it cannot perform each and every covenant contained in this Agreement in all material respects;

(q) that there is no litigation pending against such Partner, or, to the Partner’s knowledge, threatened, which if determined adversely to the Partner would adversely affect the ability of the Partner to fulfill its obligations in accordance with the terms hereof or which would have a material adverse effect on the financial condition of the Partner;

(r) that no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Partner, or compliance by such Partner with, this Agreement or the consummation of the transactions contemplated by this Agreement;

(s) that such Partner, its Affiliates, Partners, partners, directors, officers, shareholders and employees have not received any rebates, commissions, inducements or fees in connection with the acquisition, management or disposition of the Partnership Assets, other than fees payable to such Partner or its Affiliate pursuant to the terms of this Agreement;

(t) that such Partner has not dealt with any broker or agent in connection with this Agreement or any of the transactions contemplated in this Agreement (except for Eastdil Secured (“Hudson’s Broker”)). Hudson will be solely responsible for the payment of Hudson’s Broker’s commission in accordance with the provisions of separate agreements between Hudson and Hudson’s Broker. Each Partner hereby agrees to indemnify, defend, protect and hold the other Partner and the Partnership wholly harmless from and against any and all liability, loss, costs, damage and expense (including reasonable attorneys’ fees and costs) which the other Partner or the Partnership may suffer or incur by reason of any claim by any broker or agent for any compensation with respect to such indemnifying Partner’s dealings in connection with this Agreement or the transactions described herein (other than Hudson’s Broker, in respect of which Hudson shall indemnify Investor and the Partnership as provided in this Section 8.1(t));

(u) Neither such Partner, nor to such Partner’s knowledge, any of its underlying beneficial owners have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other anti-money laundering regulations or conventions, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder, or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) in contravention of Executive Order No. 13224 issued by the President of the United States on September 24, 2001 (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Executive Order 13224”) or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, OFAC, Financial Action Task Force, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time;

(v) Neither such Partner, nor to such Partner’s knowledge, any of its underlying beneficial owners is or will be a person or entity (i) that is listed in the Annex to or is otherwise subject to the provisions of Executive Order 13224, (ii) whose name appears on OFAC’s most current list of “Specifically Designed Nationals and Blocked Persons,” (which list may be published from time to time in various mediums including the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in Executive Order 13224, or (iv) who has been associated with or is otherwise affiliated with any entity or person listed above; and

(w) that, at all times during which it is an Excepted Holder pursuant to Section 10.8,

(i) such Partner’s ownership of Interests does not and will not cause any Individual to Beneficially Own more than nine and eight-tenths percent (9.8%) of the value of the outstanding capital stock or other equity interests in the Property Subsidiary;

(ii) subject to clause (iii), (x) neither Hudson nor any member of the Hudson Group constructively owns or will constructively own, in the aggregate, a more than 5.45% interest (the “Hudson Applicable Percentage”) in a tenant of the Property Subsidiary (or a tenant of any entity owned or controlled by the Property Subsidiary)

determined in accordance with Sections 856(d)(2)(B) and 856(d)(5) of the Code, and (y) neither Investor nor any member of the Investor Group constructively owns or will constructively own, in the aggregate, a more than 4.45% interest (the “Investor Applicable Percentage”), in a tenant of the Property Subsidiary (or a tenant of any entity owned or controlled by the Property Subsidiary) determined in accordance with Sections 856(d)(2)(B) and 856(d)(5) of the Code;

(iii) Notwithstanding clause (ii) above, the members of the Hudson Group and members of the Investor Group may constructively own an interest in one or more tenants of the Property Subsidiary (or a tenant of any entity owned or controlled by the Property Subsidiary) determined in accordance with Sections 856(d)(2)(B) and 856(d)(5) of the Code in excess of the Hudson Applicable Percentage or Investor Applicable Percentage, as applicable, provided that the revenue derived from such tenant(s) during the taxable year does not exceed the Income Threshold during such taxable year.

ARTICLE IX

CHANGES IN PARTNERS

Section 9.1. No Transfer of Interests.

(a) Except as otherwise expressly provided in this Agreement, no Partner shall be entitled to transfer, assign, gift, convey, sell, pledge, encumber or in any way alienate all or any part of such Partner’s Interest, whether directly or indirectly, and whether of record, constructively or beneficially and whether by operation of law or otherwise (whether by way of merger, asset sale, stock sale, or otherwise, or permit or suffer a transfer, assignment, gift, conveyance, sale, pledge, encumbrance or alienation of a direct or indirect interest in such Partner, including by means of the issuance of additional direct or indirect interests in such Partner) (any of the foregoing, a “Transfer”) without the prior written consent of all of the other Partners, which consent shall not be unreasonably withheld. Transfers in violation of this Article IX shall be null and void. After the consummation of any Transfer of any part of an Interest, the Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all terms and provisions of this Agreement. Notwithstanding anything to the contrary in this Article IX, without the written consent of all Partners, and satisfaction of all conditions set forth in Section 9.7, no transferee of all or any portion of a Partner’s Interest transferred in accordance with this Article IX shall become a Partner or have the rights of voting or participation granted to a Partner under the Delaware Act or this Agreement, except the economic right to receive allocations of Net Profits and Net Losses and distributions of Net Cash Flow allocable to the Interest transferred.

(b) Unless Investor otherwise consents, which consent shall not be unreasonably withheld, the General Partner agrees that it will not admit any person that is a “controlled entity” or an “integral part” (as the case may be) of the Canadian federal government (as defined under Treasury Regulations Sections 1.892-2T(a)(2) and (3)) if the admission of the new investor could cause the Partnership or any or its underlying subsidiaries to become a “controlled commercial entity” (as defined under Treasury Regulations Section 1.892-5T) of the Canadian federal government and deny benefits to Investor under Section 892 of the Code (as applicable).

Section 9.2. Permitted Transfers. Subject to the provisions of Article X, any Partner may Transfer its Interest to a transferee permitted by this Section 9.2 (“Permitted Transferee”) without obtaining the prior written consent of the other Partners as required by Section 9.1. Any such Permitted Transferee shall receive and hold its Interest subject to the terms of this Agreement and to the obligations hereunder of the transferor Partner, and there shall be no further Transfer of such Interest or portion thereof except to a person or entity to whom such Permitted Transferee could have transferred its Interest in accordance with this Section 9.2 had such Permitted Transferee originally been a Partner hereunder, or in accordance with the other terms of this Agreement. Notwithstanding any other provision of this Article IX, no Transfer to a Permitted Transferee shall be made (and any such purported Transfer shall be deemed null and void ab initio and of no force and effect) if such Transfer could result in (a) the Partnership ceasing to be classified as a partnership for federal or state income tax purposes, (b) the Partnership becoming a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, (c) the Partnership failing to meet the “lack of actual trading” safe harbor or any other safe harbor from treatment as a “publicly traded partnership” selected by the General Partner, as described in Treasury Regulations Section 1.7704-1, (d) the Interests being considered to be traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Treasury Regulations Section 1.7704-1 (in addition, such Transfers shall not be “recognized” (as that term is defined in Treasury Regulations Section 1.7704-1(d)(2)) by the Partnership), (e) the Property Subsidiary failing to qualify as a REIT for U.S. federal income tax purposes, (f) the Partnership or the Property Subsidiary, or any other Partnership subsidiary, being treated as a “controlled commercial entity” (as defined in Section 892 of the Code and the Treasury Regulations promulgated thereunder) with respect to the Investor by virtue of a Transfer to an entity owned by the Canadian federal government unless waived in writing by Investor, or (g) violation of the terms of any financing or other agreement to which the Partnership or a Property Subsidiary is a party, in each case ((a) thru (g)), unless the unanimous written consent of each other Partner is obtained, which consent shall not be unreasonably withheld, after full disclosure by the transferor Partner of the manner in which (a) thru (g) could be implicated by such proposed Transfer.

(a) Permitted Transfers by Hudson and/or 1455 GP. Hudson or 1455 GP may Transfer their Interest, or any direct or indirect member or partner of Hudson or 1455 GP, as applicable, may Transfer its direct or indirect interest in Hudson or 1455 GP, as applicable, from time to time and in its sole discretion, without the consent of any other Partner or the Partnership, in whole or in part as follows:

(i) to a Control Affiliate of Hudson or a Control Affiliate of Hudson Pacific Properties, Inc., a Maryland corporation (“Hudson Inc.”);

(ii) as part of a merger, consolidation or similar transaction involving a sale or transfer of all or a substantial portion of the assets owned by Hudson or Hudson Inc. so long as the surviving entity of such merger, consolidation or similar transaction is a Control Affiliate of Hudson or Hudson Inc.; or

(iii) as part of the acquisition, transfer, sale, disposition or issuance of, (A) direct or indirect limited partnership interests in Hudson or (B) direct or indirect stock interests in Hudson Inc., in each case, so long as the Interest of Hudson or 1455 GP, as applicable, is controlled by a Control Affiliate of Hudson or a Control Affiliate of Hudson Inc.

The parties hereto acknowledge and agree that the acquisition by Blackstone Real Estate Partners V and Blackstone Real Estate Partners VI (collectively, “Blackstone”) of approximately forty-eight percent (48%) of the common equity of the Hudson Inc. (on a fully diluted basis) shall constitute a permitted transfer pursuant to Section 9.2.

(b) Permitted Transfers by Investor. Investor may Transfer its Interest, or any direct or indirect member or partner of Investor may Transfer its direct or indirect interest in Investor, from time to time and in its sole discretion, without the consent of any other Partner or the Partnership, in whole or in part, to a Control Affiliate of Investor. In addition, any permitted transferee of Investor’s Interest shall be permitted the same Transfers as are permitted in Section 9.2(a)(ii) and Section 9.2(a)(iii), mutatis mutandis. For the avoidance of doubt, Investor may transfer its Interest, in whole or in part, at any time, to Canada Pension Plan Investment Board, without the consent of any Partner.

Section 9.3. Rights of Legal Representatives. If a Partner who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Partner’s person or property, the Partner’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Partner’s rights for the purpose of settling the Partner’s estate or administering the Partner’s property. If a Partner is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Partner may be exercised by its legal representative or successor.

Section 9.4. No Partition of Partnership Assets. No Partner at any time shall have the right to petition or take any action to subject any Property or any part thereof or the Partnership Assets or any part thereof to the authority of any court of bankruptcy, insolvency, receivership, or similar proceeding. The Partners irrevocably waive during the term of the Partnership and during the term of its liquidation following any dissolution, any right they may have to maintain any action for partition with respect to any Property or any Partnership Asset.

Section 9.5. Delivery of Instrument of Assignment to Partners. Neither the Partnership nor any Partner shall be bound by any otherwise valid assignment until a counterpart of the instrument of assignment, executed and acknowledged by the parties thereto, is delivered to the Partners.

Section 9.6. Admission of Substitute Partners. A Permitted Transferee shall be admitted into the Partnership as a substitute Partner after satisfactory completion of the following items:

(a) The transferor and Permitted Transferee, as applicable, execute and acknowledge such other instruments as the General Partner (or, if Hudson or the General Partner is the transferor, as the Investor) may deem reasonably necessary to effectuate such admission;

(b) The Permitted Transferee, as applicable, in writing accepts, assumes and agrees to be bound by all of the transferor’s duties, obligations and liabilities under and pursuant to this Agreement and all of the terms and conditions of this Agreement, as the same may have been amended; and

(c) The transferor pays all reasonable, third-party, out-of-pocket expenses incurred by the General Partner (or, if Hudson or the General Partner is the transferor, by the Investor)in connection with such admission, including legal fees and costs.

If such Permitted Transferee is admitted into the Partnership as a substitute Partner, the General Partner shall cause the books and records of the Partnership to be amended to reflect such admission. To the fullest extent permitted by law, any Permitted Transferee of an Interest who does not become a substitute Partner shall have no right to require any information or account of the Partnership’s transactions, to inspect the Partnership books, or to vote on any of the matters as to which a Partner would be entitled to vote under this Agreement, and such Permitted Transferee shall only be entitled, as an assignee, to receive such distributions and allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent assigned. A Partner that Transfers its Interest shall not cease to be a Partner of the Partnership until the admission of the Permitted Transferee as a substituted Partner of the Partnership and, until the admission of such Permitted Transferee as a substitute Partner, such transferring Partner shall continue to be entitled to exercise, and shall continue to be bound by, all of the rights, duties and obligations of such Partner under this Agreement.

Section 9.7. Transfer of REIT Shares. The Partners agree that, with respect to any transaction effected under Article IX, the Partners shall reasonably cooperate to structure such transactions as a transfer of interests in the Property Subsidiary, provided, that such structure does not have any adverse effect (other than to a de minimis extent) on the rights or Interests of the non-transferring Partner or the General Partner.

ARTICLE X

REIT OWNERSHIP RESTRICTIONS

Section 10.1. Reserved.

Section 10.2. Ownership Limitations. During the period commencing on the REIT Qualification Date and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Interests in excess of the Ownership Limit, and (2) no Excepted Holder shall Beneficially Own or Constructively Own Interests in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own Interests to the extent that such Beneficial or Constructive Ownership would result in Property Subsidiary being “closely held” within the meaning of Section 856(h) of the Code

(without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including Beneficial or Constructive Ownership that would result in Property Subsidiary owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by Property Subsidiary from such tenant would cause Property Subsidiary to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(b) Transfer in Trust. If any Transfer of Interests occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Interests in violation of Section 10.2(a)(i) or (ii):

(i) then the Interests the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 10.2(a)(i) or (ii) shall be automatically transferred to a Trust for the exclusive benefit of one or more Charitable Beneficiaries, as described in Section 10.10, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Interests; or

(ii) if the transfer to the Trust described in Section 10.2(b)(i) would not be effective for any reason to prevent the violation of Section 10.2(a)(i) or (ii), then the Transfer of the Interests that otherwise would cause any Person to violate Section 10.2(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Interests.

(iii) in determining which Interests are to be transferred to a Trust in accordance with this Section 10.2(b) and Section 10.10 hereof, Interests shall be so transferred to a Trust in such manner as minimizes the aggregate value of the Interests that are transferred to the Trust (except as provided in Section 10.7) and, to the extent not inconsistent therewith, on a pro rata basis.

(iv) To the extent that, upon a transfer of Interests pursuant to this Section 10.2(b), a violation of any provision of Section 10.2(a) would nonetheless be continuing, then Interests shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 10.2(a) hereof.

Section 10.3. Remedies for Breach. If the General Partner shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 10.2 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Interests in violation of Section 10.2 (whether or not such violation is intended), the General Partner shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including refusing to give effect to such Transfer pursuant to this Agreement or in the records of the Partnership, or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 10.2 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the General Partner.

Section 10.4. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Interests that will or may violate Section 10.2(a) or any Person who would have owned Interests that resulted in a transfer to the Trust pursuant to the provisions of Section 10.2(b) shall immediately give written notice to the Partnership of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Partnership such other information as the Partnership may request in order to determine the effect, if any, of such Transfer on Property Subsidiary’s status as a REIT.

Section 10.5. Owners Required To Provide Information. From the REIT Qualification Date and prior to the Restriction Termination Date:

(a) every owner of a one-half of one percent or greater (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) Percentage Interest, within thirty (30) days after the end of each taxable year, shall give written notice to the Partnership stating the name and address of such owner, the Percentage Interest Beneficially Owned and a description of the manner in which such Interests are held. Each such owner shall provide promptly to the Partnership such additional information as the Partnership may request in order to determine the effect, if any, of such Beneficial Ownership on Property Subsidiary’s status as a REIT and to ensure compliance with the Ownership Limit; and

(b) each Partner shall, within a reasonable time after demand, provide to the Partnership such information as the Partnership or any Partner may reasonably request in order to determine Property Subsidiary’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance; provided, however, that such information is available to such Partner after reasonable due inquiry (including with respect to Beneficial or Constructive Ownership of Interests by such Partner’s Affiliates or other Persons who Beneficially or Constructively Own Interests on account of such Partner’s ownership of Interests), such Partner is not required to incur material additional out-of-pocket costs or expenses with respect thereto or threaten or commence litigation, and such Partner may provide such information with the express statement that it is being provided subject to the qualifications set forth in the immediately preceding proviso. The Partners may request such information (i) once per calendar quarter, and (ii) at any time the Property Subsidiary proposes to enter into a lease with a new tenant or amend an existing lease; provided, however, that the Partners shall use commercially reasonable efforts to make any information requests no more frequently than once per calendar quarter.

Section 10.6. Remedies Not Limited. Nothing contained in this Article X shall limit the authority of the General Partner to take such other action as it deems necessary or advisable to protect Property Subsidiary’s status as a REIT or to assist the Partnership, Property Subsidiary and their owners in preserving Property Subsidiary’s status as a REIT.

Section 10.7. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article X, or any definition contained in the Glossary of Terms attached hereto, the General Partner shall have the power to determine the application of the provisions of this Article X or any such definition with respect to any situation based on the facts known to it. In the event this Article X requires an action by the General Partner and this Agreement fails to provide specific guidance with respect to such action, the unanimous written consent of the Partners will be required to determine the action to be taken so long as such action is not contrary to the provisions of this Agreement. If a Person would have (but for the remedies set forth in this Article X) acquired Beneficial or Constructive Ownership of Interests in violation of Section 10.2, such remedies (as applicable) shall apply first to the Interests which, but for such remedies, would have been actually owned by such Person, and second to Interests which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Interests based upon the relative number of the Interests held by each such Person.

Section 10.8. Exceptions and Cooperation.

(a) The Partnership, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the limits set forth in Section 10.2(a)(i), or may establish or increase an Excepted Holder Limit for such Person, if the Partnership determines, based on such representations and undertakings from such Person to the extent required by the Partnership and as are reasonably necessary to ascertain that such exemption will not cause such Person to violate Section 10.2(a)(ii).

(b) The Partners and the Partnership agree that (a) subject to the continued accuracy of the representations set forth in Section 8.1(w) with respect to Investor, Investor and each member of the Investor Group shall be an Excepted Holder and be subject to an Excepted Holder Limit, in the aggregate, of forty-five percent (45%), and (b) subject to the continued accuracy of the representations set forth in Section 8.1(w) with respect to Hudson, Hudson and each member of the Hudson Group shall be an Excepted Holder and be subject to an Excepted Holder Limit, in the aggregate of fifty-five percent (55%). The foregoing Excepted Holder Limits shall not be deemed to preclude, and shall have no effect on, the exercise of the buy-sell pursuant to Article XII. The Partners and the Partnership further agree that, in the event either Hudson or the Investor would like to modify their respective Excepted Holder Limits, they shall reasonably cooperate to amend such Excepted Holder Limits, provided, however, that such cooperation shall not require the Partnership or any Partner to agree to allow the Property Subsidiary to accrue gross income in a taxable year that does not qualify under Section 856(c)(2) of the Code in excess of two percent (2%) of the Property Subsidiary’s gross income for such taxable year or take any action that could otherwise jeopardize the Property Subsidiary’s status as a REIT.

Section 10.9. Legend. Each certificate representing Interests shall bear substantially the following legend, in addition to any other legends required by applicable law or otherwise deemed appropriate by the General Partner in its sole discretion:

“The Interests represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of Property Subsidiary’s maintenance of its status as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Partnership’s Limited Partnership Agreement, (i) no Person may Beneficially or Constructively Own in excess of a 9.8% Percentage Interest in the Partnership unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable and (ii) no Person may Beneficially or Constructively Own Interests that would result in Property Subsidiary being “closely held” under Section 856(h) of the Code or otherwise cause Property Subsidiary to fail to qualify as a REIT. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Interests which causes or will cause a Person to Beneficially or Constructively Own Interests in excess or in violation of the above limitations must immediately notify the Partnership. If an of the restrictions on transfer or ownership are violated, the Interests, or a portion thereof, represented hereby will be automatically transferred to a Trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Partnership’s Limited Partnership Agreement, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Interests on request and without charge. Requests for such a copy may be directed to the Partnership at its principal office.”

Instead of the foregoing legend, the certificate may state that the Partnership will furnish a full statement about certain restrictions on transferability to a Partner on request and without charge.

Section 10.10. Transfer of Interests in Trust.

(a) Ownership in Trust. Upon any purported Transfer or other event described in Section 10.2(b) that would result in a transfer of Interests to a Trust, such Interests shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 10.2(b). The Trustee shall be appointed by the Partnership and shall be a Person unaffiliated with the Partnership and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Partnership as provided in Section 10.10(f).

(b) Status of Interests Held by the Trustee. Interests held by the Trustee shall be issued and outstanding Interests of the Partnership. The Prohibited Owner shall have no rights in Interests held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Interests held in trust by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Interests held in the Trust.

(c) Distribution and Voting Rights. The Trustee shall have all voting rights and rights to distributions with respect to Interests held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Partnership that the Interests have been transferred to the Trustee shall be paid by the recipient of such distribution to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Interests held in the Trust and, subject to Delaware law, effective as of the date that the Interests have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Partnership that the Interests have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Partnership has already taken irreversible limited partnership action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article X, until the Partnership has received notification that Interests have been transferred into a Trust, the Partnership shall be entitled to rely on its Interest transfer and other records for purposes of determining Partners entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Partners.

(d) Sale of Interests by Trustee. The General Partner shall be entitled to cause the Trustee to sell (subject to the remaining provisions of this Article X) all or any portion of the Interests transferred to the Trust to any other Person (including Hudson, its Affiliates or any other Partner or its or their Affiliates) that is not a Prohibited Owner. Such Interests shall be sold for such consideration and on such other terms as the General Partner determines in its sole discretion. Upon such sale, the interest of the Charitable Beneficiary in the Interests sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10.10(d). The Prohibited Owner shall receive an amount equal to (1) the lesser of (x) the price paid by the Prohibited Owner for the Interests or, if the Prohibited Owner did not give value for the Interests in connection with the event causing the Interests to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Fair Market Value of the Interests on the day of the event causing the Interests to be held in the Trust and (y) the price received by the Trustee (net of any commissions and other expenses of sale, including costs and expenses incurred by the Partnership) from the sale or other disposition of the Interests held in the Trust, less (2) the aggregate amount of all of the Partnership’s expenses in connection with each of the purported Transfer to the Prohibited Owner and the Transfer by the Trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and/or the General Partner), which the Trustee will pay to the Partnership prior to any distribution of funds to the Prohibited Owner. The Trustee may also reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 10.10(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Partnership that Interests have been transferred to the Trustee, such Interests are Transferred by a Prohibited Owner, then (i) such Interests shall be deemed to have been Transferred on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Interests that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10.10(d), such excess shall be paid to the Trustee upon demand.

(e) Purchase Right in Interests Transferred to the Trustee. Interests transferred to the Trustee shall be deemed to have been offered for sale to the Partnership, or its designee (which may include, without limitation, Hudson, its Affiliates or any other Partner or its or their Affiliates), at a price equal to (1) the lesser of (x) the price in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Fair Market Value at the time of such devise or gift) and (y) the Fair Market Value on the date the Partnership, or its designee, accepts such offer, less (2) the aggregate amount of all of the Partnership’s expenses in connection with each of the purported Transfer to the Prohibited Owner and the Transfer by the Trust (including in each case, but not limited to, the legal and accounting fees incurred by the Partnership and/or the General Partner), which the Trustee will pay to the Partnership prior to any distribution of funds to the Prohibited Owner. The Partnership may also reduce the amount payable to the Prohibited Owner by the amount of distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 10.10(c). The Partnership, or its designee, shall pay the amount of any such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Partnership, or its designee, shall have the right to accept such offer until the Trustee has sold the Interests held in the Trust pursuant to Section 10.10(d). Upon such a sale to the Partnership or its designee, the interest of the Charitable Beneficiary in the Interests sold shall terminate and the Trustee shall distribute the net proceeds of the sale, after the deductions contemplated above, to the Prohibited Owner.

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Partnership shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Interests held in the Trust would not violate the restrictions set forth in Section 10.2(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(g) Facilitating Amendments at General Partner’s Discretion. Notwithstanding anything to the contrary in this Agreement, in the event of any Transfers to or by a Trust in accordance with this Section 10.10, the General Partner shall be entitled, in its sole discretion and without the consent or agreement of any other Partner, to make such amendments to this Agreement as it deems necessary from time to time in order to reflect that the Trust(s) or any subsequent transferees may not assume all of the obligations attaching to the subject Interests, including the obligations to make Capital Contributions.

Section 10.11. Enforcement. The Partnership is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article X.

ARTICLE XI

LIQUIDATION AND DISSOLUTION OF PARTNERSHIP

Section 11.1. Causes. Notwithstanding any provision of the Delaware Act to the contrary, the Partnership shall be dissolved on the ninetieth (90th) day following any of the following events:

(a) the unanimous determination of the Partners to dissolve the Partnership;

(b) the sale or disposition of all or substantially all of the Partnership Assets; provided, however, in the event that all or a portion of the Partnership Assets are sold on an installment basis, the Partnership shall not dissolve or terminate until such time as all indebtedness owing to the Partnership in respect of any such sale has been fully paid or compromised; or

(c) entry of a decree of judicial dissolution as provided in the Delaware Act.

The Partnership shall continue to exist following the happening of any of the foregoing events solely for the purpose of winding up its affairs.

Section 11.2. Method of Liquidation. Upon the happening of any event specified in Section 11.1, and provided the Partnership is not continued as provided therein, such special liquidator as the Partners shall designate as a Major Decision (the “Liquidator”), shall immediately commence to wind up the Partnership’s affairs and shall liquidate the Partnership Assets as promptly as possible, in an orderly and businesslike manner, unless the Liquidator shall determine that an immediate sale of the Partnership Assets would cause undue loss to the Partnership, in which event the liquidation may be deferred for a reasonable time, or all or part of the Partnership Assets may be distributed in kind. As promptly as possible after dissolution, the Liquidator shall prepare a final statement of account which shall reflect the status of each Partner’s Capital Account, and such other items and matters which it deems to be appropriate. The Liquidator, shall determine the fair market value of the remaining Partnership Assets using appraisal techniques which it deems to be appropriate. The Partnership shall pay fees to the Liquidator for services performed pursuant to Section 11.2 and reimburse Liquidator for its reasonable costs and expenses in performing those services as are approved by the General Partner. The Liquidator shall have the same limitation on liability and rights to indemnification as a General Partner pursuant to Section 5.8. Net Cash Flow and all other Partnership Assets shall be applied and distributed as follows and in the following order of priority:

(a) to the payment of the debts and liabilities of the Partnership, excluding any loans or advances from Partners; provided, however, if the Partnership makes distributions in kind of undivided interests in Partnership Assets which secure mortgage indebtedness, then each Partner receiving such distribution of assets in kind subject to such mortgage indebtedness shall be severally liable (as among each other, but not for the benefit of third parties) for its proportionate part of such mortgage indebtedness (which need not be paid or otherwise discharged out of the proceeds of liquidation) in proportion to its interest in such assets so distributed; provided, further, that no Partner intends hereby to incur (except as among each other, and then only to the extent of the value of his interest), nor does any Partner assume any liability on any such mortgage indebtedness which such Partner has not previously incurred under the terms of the instrument creating such mortgage indebtedness; then

(b) to the establishment of any reserves deemed reasonably necessary or appropriate by the Liquidator, for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserves established under this Agreement shall be held for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator reasonably deems advisable, of distributing the balance of such reserves in the manner provided hereinafter; then

(c) to the repayment of any loans made to the Partnership directly by Partners but if the amount available for such repayment is insufficient to repay all such loans, then pro rata on account thereof, the amount to be distributed to any such Partner being in the proportion which the unpaid principal balance of any loans made to the Partnership by such Partner bears to the aggregate unpaid principal balances of loans made to the Partnership by all Partners; then

(d) to the Partners in accordance with Section 4.1.

The Partners intend that the allocations provided in Article III result in the distributions required pursuant to Section 11.2(d) being in accordance with positive Capital Account balances of the Partners as provided for in the Treasury Regulations under Section 704(b) of the Code. However, if after giving hypothetical effect to the allocations required by Article III, the Capital Accounts of the Partners are in such ratios or balances that distributions pursuant to Sections 11.2(d) would not be in accordance with the positive Capital Account balances of the Partners as required by the Treasury Regulations under Section 704(b) of the Code, such failure shall not affect or alter the distributions required by Section 11.2(d). Rather, the Liquidator will have the authority to make other allocations of Net Profit or Net Loss, or items of income, gain, loss or deduction among the Partners which, to the maximum extent possible, will result in the Capital Account of each Partner having a balance prior to distribution equal to the amount of distributions to be received by such Partner pursuant to Section 11.2(d).

Section 11.3. Date of Termination. The Partnership shall be terminated and dissolved when all the cash or property available for application and distribution under Section 11.2 shall have been applied and distributed in accordance therewith.

ARTICLE XII

BUY-SELL

Section 12.1. Commencement of Buy/Sell. At any time after the Lockout Date or the declaration at any time of an Impasse (unless the proposal giving rise to such Impasse is withdrawn by the proposing Partner or Director), either Partner (“Invoking Partner”) shall have the right, but not the obligation, to deliver a written notice (“Buy-Sell Notice”) to the other Partner (“Non-Invoking Partner”) invoking the buy/sell procedures of this Article XII (“Buy-Sell Procedures”). For purposes of this Article XII only, Hudson and 1455 GP shall be treated as a single Partner, and all references to Hudson and 1455 GP (e.g., as Invoking Partner or Non-Invoking Partner) shall be deemed to refer to their collective Interests in the Partnership. In order to be effective, such Buy-Sell Notice must be sent by a nationally recognized overnight courier service to the applicable address of Investor as set forth in Section 1.4.

(a) Buy-Sell Notice Contents. The Buy-Sell Notice shall:

(i) state that Invoking Partner is proceeding under this provision; and

(ii) state, in the sole discretion of the Invoking Partner, the aggregate dollar amount (“Stated Value”) which the Invoking Partner would be willing to pay for the Property Subsidiary Assets, in either case, free and clear of any and all liabilities and without taking into account the Invoking Partner’s then existing Interest as of the date of the Buy-Sell Notice.

(b) Calculation of Buy-Sell Prices. Within two (2) Business Days after delivery by the Invoking Partner of the Buy-Sell Notice, the General Partner shall instruct the Partnership’s Accountants to calculate, as promptly as practicable and in any event within fifteen (15) Business Days after the delivery of the Buy-Sell Notice, the amounts which each of the Invoking Partner and the Non-Invoking Partner would have been entitled to receive under this Agreement (and under the Property Subsidiary Operating Agreement, with respect to 1455 GP’s Series B Preferred Units in the Property Subsidiary) (as to the amount the Invoking Partner would have been entitled to receive, the “Invoking Partner Buy-Sell Price”, as to the amount the Non-Invoking Partner would have been entitled to receive, the “Non-Invoking Partner Buy-Sell Price”) if: (1) first, the Property Subsidiary sold all of its assets to a third party for the Stated Value on the Buy-Sell Closing Date (but without any deduction for brokerage commissions payable in connection with such a sale) and the Property Subsidiary had immediately paid all of its liabilities and distributed the net proceeds of such sale and any other Property Subsidiary Assets to its members in the amounts and order of priority set forth in Section 8.2 of the Property Subsidiary Operating Agreement to the members of the Property Subsidiary in satisfaction of their Interests (as such term is defined in the Property Subsidiary Operating Agreement) in the Property Subsidiary (taking into account reasonable reserves pursuant to Section 8.2(b) of the Subsidiary Company Operating Agreement for contingent liabilities, in the opinion of the Partnership’s Accountants); and (2) immediately thereafter, the Partnership had immediately paid all of its liabilities and distributed the remaining net proceeds received in the distribution following the hypothetical sale in Section 12.1(a)(ii)(B)(1) and any other Partnership Assets to the Partners in the amounts and order of priority set forth in Section 11.2 in satisfaction of their Interests in the Partnership (taking into account reasonable reserves pursuant to Section 11.2(b) for contingent liabilities, in the opinion of the Partnership’s Accountants).

Section 12.2. Non-Invoking Partner Option.

(a) Hudson Is Non-Invoking Partner. If Investor is the Invoking Partner and Hudson is the Non-Invoking Partner, Hudson shall have the option: (i) to sell its and 1455 GP’s entire Interest in the Partnership and 1455 GP’s Series B Preferred Units in the Property Subsidiary to the Investor for the Non-Invoking Partner Buy-Sell Price; (ii) to purchase the entire Interest in the Partnership of the Investor for an amount equal to the Invoking Partner Buy-Sell Price; or (iii) to cause Investor to market and sell its entire Interest in the Partnership to a Qualified Transferee.

(b) Investor Is Non-Invoking Partner. If Hudson is the Invoking Partner and Investor is the Non-Invoking Partner, Investor shall have the option: (i) to sell its entire Interest in the Partnership to Hudson for the Non-Invoking Partner Buy-Sell Price; (ii) to purchase the entire Interest in the Partnership of Hudson and 1455 GP and 1455 GP’s Series B Preferred Units in the Property Subsidiary for an amount equal to the Invoking Partner Buy-Sell Price; or (iii) to cause Hudson and 1455 GP to market and sell their entire Interest in the Partnership to a Qualified Transferee.

(c) Non-Invoking Partner Notice. The Non-Invoking Partner shall have ninety (90) days from receipt of the Partnership’s Accountants’ calculations described in Section 12.1(b) (the “Outside Response Date”) to exercise by written notice to the Invoking Partner

(“Non-Invoking Partner Notice”) any of the options available to such Non-Invoking Partner pursuant to Section 12.2(a) or Section 12.2(b), as applicable, which Non-Invoking Partner Notice once given cannot be withdrawn. Such Non-Invoking Partner Notice shall set forth Non-Invoking Partner’s election (i) to be the “Seller” under the Buy-Sell Procedures and to sell its entire Interest (and, in the case of Hudson, 1455 GP’s entire interest and 1455 GP’s Series B Preferred Units in the Property Subsidiary) to the Invoking Partner, or (ii) to be the “Purchaser” under the Buy-Sell Procedures and to purchase the entire Interest owned by Invoking Partner (including the interest in the Partnership of 1455 GP and 1455 GP’s Series B Preferred Units in the Property Subsidiary if Hudson is the Invoking Partner). If the Non-Invoking Partner does not deliver the Non-Invoking Partner Notice in accordance with the terms hereof on or prior to the Outside Response Date, then the Non-Invoking Partner shall be deemed to have elected to be the Seller and the Invoking Partner shall be deemed to be the Purchaser.

(d) Deposit.

(i) If Non-Invoking Partner elects in its Non-Invoking Partner Notice (or is deemed to have elected) to be the Seller, then Invoking Partner shall, within one (1) Business Day after the Non-Invoking Partner’s election (or deemed election), deliver a certified check payable to the direct order of a nationally recognized title agency, as escrow agent, in an amount equal to ten percent (10%) of the Non-Invoking Partner Buy-Sell Price. Such escrow agent shall promptly deposit the same in its escrow account and shall hold such deposit pursuant to an escrow agreement to be entered into among Hudson, the Investor and such counsel or title company in a form reasonably acceptable to such parties.

(ii) If the Non-Invoking Partner elects in its Non-Invoking Partner Notice to be the Purchaser, the Non-Invoking Partner Notice shall be accompanied by a certified check of the Non-Invoking Partner payable to the direct order of a nationally recognized title company, as escrow agent, in an amount equal to ten percent (10%) of the Invoking Partner Buy-Sell Price and the Invoking Partner shall be entitled to deliver such check to its counsel who shall promptly deposit the same in its escrow account and shall hold such deposit pursuant to an escrow agreement to be entered into among Hudson, the Investor and such title company in a form reasonably acceptable to such parties.

Section 12.3. Closing.

(a) Closing. The Purchaser shall fix a closing date (“Buy-Sell Closing Date”) which is not later than one hundred twenty (120) calendar days following receipt of the Partnership’s Accountants’ calculations described in Section 12.1(b); provided, that the Purchaser may extend the Buy-Sell Closing Date to a date which is not later than two hundred seventy (270) calendar days following receipt of the Partnership’s Accountants’ calculations described in Section 12.1(b), conditioned upon the Purchaser’s delivery to the escrow agent described in Section 12.2(d) of an additional deposit in an amount equal to ten percent (10%) of the Non-Invoking Partner Buy-Sell Price, to be held in escrow on the same terms as the initial deposit. The closing shall take place on the Buy-Sell Closing Date at the time and place specified by the Purchaser. If the Purchaser fails to perform its obligations hereunder (including by failing to timely deposit the initial deposit required by Section 12.2(d)), the Purchaser shall be in material default hereunder and the Seller (in addition to any other rights it may have hereunder, at law or in equity) shall be entitled to retain the deposit received from the Purchaser (and the escrow agent shall promptly release the same from escrow for such purpose) and, in addition, shall have the right (but not the obligation) upon notice given to the Purchaser within twenty (20) calendar days after such default, to purchase the Purchaser’s Interest (and, if applicable, 1455 GP’s Series B Preferred Units in the Property Subsidiary) at ninety percent (90%) of Invoking Partner Buy-Sell Price or Non-Invoking Partner Buy-Sell Price, as applicable, and the Purchaser shall not thereafter have any right to give a Buy-Sell Notice hereunder. If the Seller fails to perform its obligations hereunder, the Seller shall be in default hereunder and the Purchaser (in addition or as an alternative to any other rights it may have hereunder, at law or in equity, including specific performance) shall be entitled to a return of the deposit Purchaser delivered to Seller (and the escrow agent shall promptly release the same from escrow for such purpose) and, in addition, shall have the right (but not the obligation), upon notice given to Seller within twenty (20) calendar days after such default, to purchase the Seller’s Interest (and, if applicable, 1455 GP’s Series B Preferred Units in the Property Subsidiary) at ninety percent (90%) of the amount of the Invoking Partner Buy-Sell Price or Non-Invoking Partner Buy-Sell Price, as applicable, and the Seller shall not thereafter have any right to give a Buy-Sell Notice hereunder.

(b) Closing Deliveries. At the closing on the Buy-Sell Closing Date, the Seller shall execute and deliver (or cause the Partnership to execute and deliver, as applicable) to the Purchaser such deeds, bills of sale, instruments of conveyance, assignments and other instruments as the Purchaser may reasonably require to transfer title to the Interest of the Seller in the Partnership (and, if applicable, 1455 GP’s Series B Preferred Units in the Property Subsidiary), without representations or warranties and on an “as-is, where-is, with all faults” basis. In addition, the Seller shall pay any real property or other transfer taxes, if any, incident to such conveyance.

(c) Investor’s Designee. If Investor is the Purchaser hereunder, the Investor shall be entitled to identify one or more designees (which may be Affiliates of Investor or third parties) to take title to all or any part of Hudson’s Interest and/or 1455 GP’s Series B Preferred Units in the Property Subsidiary. Hudson shall cooperate in all necessary respects with such designation.

(d) Transfer of REIT Shares. Notwithstanding anything to the contrary herein, if Investor is the Seller, then the Partners shall effect the sale of Investor’s Interests as a transfer of interests in the Property Subsidiary.

Section 12.4. Marketing and Sale of Invoking Partner Interest. The Invoking Partner shall market its Interest for sale to a Qualified Transferee in accordance with this Section 12.4 if the Non-Invoking Partner exercises the option described in Section 12.2(a)(iii) or Section 12.2(b)(iii), as applicable. Such sale (a) must be made pursuant to an offer (each, a “Third Party Offer”) from a Qualified Transferee within twelve (12) months of the Non-Invoking Partner Notice which is based on a purchase price for the Partnership Assets (net of actual disposition costs) that is at least ninety percent (90%) of the Stated Value (net of hypothetical brokerage commissions and other disposition costs customarily paid by sellers of commercial real estate in San Francisco, California), and (b) shall be consummated within ninety (90) days after an accepted Third Party Offer; provided, that the Invoking Partner shall have no obligation to accept any Third Party Offer regardless of price. If the Invoking Partner wishes to accept the offer of a Qualified Transferee to purchase the Invoking Partner’s Interest based on a purchase price for the Partnership Assets (net of actual disposition costs) that is less than ninety percent (90%) of the Stated Value (net of hypothetical brokerage commissions and other disposition costs customarily paid by sellers of commercial real estate in San Francisco, California), then the Invoking Partner shall offer to sell its Interest to the Non-Invoking Partner at such purchase price, and the Non-Invoking Partner shall have thirty (30) days to accept or reject such offer. In the event the Non-Invoking Partner does not accept or reject such offer within said thirty (30) day period, the Non-Invoking Partner shall be conclusively deemed to have rejected such offer and the Invoking Partner may proceed with selling its Interest to such Qualified Transferee at such purchase price in accordance with this Section 12.4. If the Invoking Partner fails to receive a Third Party Offer within twelve (12) months of the date of the Non-Invoking Partner Notice, or if a Third Party Offer does not result in the consummation of a sale within ninety (90) days of such Third Party Offer, then any Partner may re-initiate the buy/sell procedures described in this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Notice. All notices, offers, demands, statements and requests required or permitted to be given under this Agreement must be in writing and shall be deemed to be properly given or served (a) by hand delivery, (b) by facsimile with a copy sent by recognized air courier delivery, (c) by e-mail, with receipt acknowledged within twenty-four (24) hours by a reply e-mail that is not automatically generated, or (d) by depositing same in the United States Mail, postage prepaid and registered or certified mail, return receipt requested, addressed to the respective Partner to whom the same is intended to be given or served, at the address of such Partner as set forth in Section 1.4, or to the Partnership at the address of the Partnership. All such notices, offers, demands, statements and requests shall, except as hereinafter set forth, be effective upon delivery or receipt, or if given by means of facsimile, upon receipt as stated on the transmission confirmation notice, or if given by means of facsimile, upon receipt as stated on the transmission confirmation notice, or if given by means of e-mail, upon the acknowledgment of receipt thereof; provided, however, that if the confirmed time of receipt is later than 5:00 p.m. local time at the receiving Person, the notice will be deemed received on the following Business Day. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given hereunder shall be deemed to be receipt of the notice, offer, demand, statement or request. Each Partner in the Partnership shall have the right from time to time and at any time, upon at least ten (10) days prior written notice thereof in accordance with the provisions hereof, to change its respective address by specifying any other address within the United States of America; provided, however, notwithstanding anything herein contained to the contrary, in order for such notice of address change to be effective it must actually be received. Any notice given to a Partner in accordance with the foregoing shall be deemed also given to any Partner Committee Representative designated by such Partner.

Section 13.2. Construction. The Partners declare that by entering into this Agreement they have contracted with reference to the laws of the State of Delaware, and the terms and provisions of this Agreement shall be interpreted and construed under the substantive laws, but not the conflicts laws of the State of Delaware, except in such cases and to such extent as the laws of another jurisdiction shall necessarily control.

Section 13.3. Effect of Agreement. This Agreement shall be binding upon all Partners, their permitted successors and assigns.

Section 13.4. Amendment. This Agreement may only be amended by written instrument signed by all of the Partners.

Section 13.5. Counterparts. This Agreement may be executed in two (2) or more identical counterparts which when taken together will constitute one and the same instrument.

Section 13.6. Severability. Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 13.7. Captions. The title and captions contained herein are for convenience only and shall not be deemed part of the context of this Agreement.

Section 13.8. Numbers and Gender. Where the context so indicates, the masculine shall include feminine and neuter, the singular shall include the plural and the plural shall include the singular and any reference to a person shall include an individual or a corporation, firm, Partnership, trust or any other entity.

Section 13.9. Confidentiality.

(a) General. Except as provided otherwise in this Section 13.9, Investor and Hudson, for the benefit of each other, hereby agree that neither of them will publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, both Hudson and Investor shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to Hudson, Partnership, Property Subsidiary, and Investor, as applicable. Further, Investor shall keep strictly confidential all information (including the Property Information (as defined in the Purchase and Sale Agreement)) relating in any way to the Investor’s Interest, the Property or any portion thereof.

(b) Representatives. It is understood and agreed that the foregoing shall not (i) preclude either party from issuing a press release announcing the acquisition of Investor’s interest in the Partnership and including the names of the parties thereto, subject to reasonable prior consultation with, but not prior approval of, the non-issuing party, (ii) preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or (iii) preclude Hudson or Investor from (A) sharing information relating to the Property or the Investor’s Interest, on a confidential basis with such party’s attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, potential lenders, actual or potential transferees or assignees or (in Investor’s case) actual or potential designees pursuant to Section 12.3 (“Representatives”), as the case may be, or (B) disclosing any information otherwise deemed confidential under this Section 13.9 in connection with any disclosures in filings required by the Securities Exchange Commission (and any associated press releases) and customary disclosures on investor/earnings calls or earnings releases or customary disclosures to beneficiaries (or the operation of the business of Hudson, Partnership, Property Subsidiary, or Investor), (iv) prevent any party hereto from complying with applicable laws, including governmental regulatory, disclosure, tax and reporting requirements, or applicable internal reporting and disclosure policies, or (v) prevent any party hereto from disclosing information that (A) is or becomes available to that party on a non-confidential basis from a source other than the other party hereto or its Representatives, provided that such other source is not bound by a confidentiality obligation or is otherwise prohibited from disclosing the information, (B) is or becomes generally available to the public (other than as a result of a breach by such party or its Representatives of this Agreement), (C) is independently developed by such party without use of any information deemed confidential under this Section 13.9 or (D) was in such party’s possession prior to it being furnished to such party by or on behalf of the other party hereto or its Representatives, provided that such other source is not bound by a confidentiality obligation.

(c) Remedies. In addition to any other remedies available to Hudson and Investor, Hudson and Investor shall each have the right to seek equitable relief, including injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 13.9.

(d) Survival. Notwithstanding any other provision of this Agreement, the provisions of Section 13.9 shall survive the termination of this Agreement.

Section 13.10. Exhibits. Exhibits referred to in this Agreement and attached hereto are incorporated herein in full by this reference as if each of such exhibits were set forth in the body of this Agreement and duly executed by the Parties hereto.

Section 13.11. Entire Agreement. Except for the Purchase and Sale Agreement, this Agreement constitutes the entire agreement and understanding among the Partners and supersedes all prior agreements and undertakings with respect hereto (it being understood and agreed that the Access Agreement, the Exclusivity Agreement and the Confidentiality Agreement are hereby terminated and of no further force and effect).

Section 13.12. References to Exhibits, Articles and Sections; Incorporation of Exhibits. Each reference in this Agreement to Exhibits, Articles or Sections, unless otherwise qualified, will be to the Exhibits attached to this Agreement or to the Articles or Sections contained in this Agreement.

Section 13.13. Negation of Third Party Beneficiaries. This Agreement and the covenants and agreements contained herein are for the sole benefit of the Parties to this Agreement and their respective successors and assigns and may not be enforced by any person or entity not a party to this Agreement or a successor or assign of such Person.

Section 13.14. Deadlines. If a date on which any party is required to take any action under the terms of this Agreement is not a Business Day, the action may be taken on the next succeeding Business Day without penalty.

Section 13.15. Governing Law. This Agreement and the rights of the Partners hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

Section 13.16. Further Assurances. Each Partner hereby covenants and agrees on behalf of itself, its successors and its assigns without further consideration to prepare executed knowledge, verify file, record, publish and delivery any other instruments, documents and statements and to take any other action as may be required by law reasonably necessary to effectively carry out the purposes of this Agreement.

Section 13.17. Waivers. No waiver by any Partner of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any Partner to exercise any right under this Agreement in any manner impair the exercise of any such right accruing to such Partner hereafter.

Section 13.18. Preservation of Intent. If any provision of this Agreement is determined by an arbitrator or any court held in jurisdiction to be illegal or in conflict with any laws of any state or jurisdiction then the Partners agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained in this Agreement or the application thereof in any circumstances is held invalid, illegal or unenforceable in any respect or for any reason than the validity, legality and enforceability of any such provision in every respect and of the remaining provisions of this Agreement shall not be in any way impaired or reflected, if being intended that all of the Partners’ rights and privileges shall be enforceable to the maximum extent permitted by law.

Section 13.19. Resolution of Certain Disputes.

Any dispute, controversy or claim arising out of this Agreement related to the delivery of a Termination Notice pursuant to Section 5.7(b) or a dispute regarding a call for an Additional Capital Contribution in respect of a Hudson Retained Liability pursuant to Section 2.2 (a “Dispute”) shall be resolved through arbitration in accordance with the provisions of this Section 13.19 as follows and in accordance with the JAMS expedited arbitration procedures pursuant to Rules 16.1 and 16.2 of the JAMS Comprehensive Arbitration Rules & Procedures.

EACH PARTNER HEREBY AGREES THAT IF ANY CONTROVERSY OR DISPUTE ARISES BETWEEN OR AMONG THE PARTNERS OR THEIR REPRESENTATIVES CONCERNING A DISPUTE AS DEFINED ABOVE, THEN SUCH DISPUTE SHALL BE SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE ARBITRATION PROCEDURES SET FORTH ON EXHIBIT “B” ATTACHED HERETO. BY EXECUTING THIS AGREEMENT, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION SET FORTH ON EXHIBIT “B” ATTACHED HERETO DECIDED

BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OF LAW IN STATE OR FEDERAL COURT, INCLUDING ANY RIGHTS YOU MAY HAVE TO A JURY TRIAL. BY EXECUTING THIS AGREEMENT, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL WITH RESPECT TO SUCH MATTERS EXCEPT TO THE EXTENT SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION SET FORTH ON EXHIBIT “B” ATTACHED HERETO. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO SUCH PROVISIONS, YOU MAY BE COMPELLED TO ARBITRATE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. EACH PARTNER ACKNOWLEDGES AND AGREES THAT SUCH PARTNER HAS READ AND UNDERSTANDS THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION SET FORTH ON EXHIBIT “B” ATTACHED HERETO TO NEUTRAL ARBITRATION.

Section 13.20. Certain Rules of Construction. In any ambiguities shall be resolved without reference to which Person may have drafted this Agreement. All articles or section titles or other captions in this Agreement are for convenience only and that shall not be deemed part of this Agreement or in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Unless the context, otherwise requires: (a) a term has the meaning assigned to it, (b) an accounting term and otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (c) “or” is not exclusive, (d) words in the singular include the plural and words in the plural income the singular, (e) “herein,” “hereof” and other words of similar import referred to this Agreement as a whole and not to any particular article, section or other subdivision, (f) all references to “clauses,” “sections” or “articles” refer to clauses, sections or articles of this Agreement, (g) “including” means “including, without limitation” and (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neutral forms.

Section 13.21. Attorneys’ Fees and Other Matters. If any proceeding is brought by any Partner or the Partnership against any other Partner or the Partnership that arises out of or is connected with this Agreement, then the prevailing Persons in such proceeding shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing Persons. Any agreement to pay any amount in any assumption of liability in this Agreement contained, expressed or implied, shall be only for the benefit of the Partners and their respective successors and assigns and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other Person whomsoever deemed to be a third party beneficiary of this Agreement.

Section 13.22. Time is of the Essence. Time is of the essence with respect to all dates and time periods referred to in this Agreement and all rights, obligations or remedies which must be asserted by such dates or within such time periods.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

“1455 GP”:

HUDSON 1455 GP, LLC, a Delaware limited liability company

By:	Hudson Pacific Properties, L.P. a Maryland limited partnership, its Member

	By:	Hudson Pacific Properties, Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

“HUDSON”:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:	Hudson Pacific Properties, Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

“INVESTOR”:

CPP INVESTMENT BOARD REAL ESTATE HOLDINGS INC., a Canadian corporation

By:
Name:
Title:

By:
Name:
Title:

GLOSSARY OF TERMS

“1455 GP” has the meaning assigned to it in the Preamble.

“A Director” has the meaning assigned to it in Section 5.14(a)(i).

“Access Agreement” means that certain Access and Indemnity Agreement dated as of September 20, 2014 by and between Hudson 1455 Market, LLC and Canada Pension Plan Investment Board.

“Additional Capital Contribution” has the meaning assigned to it in Section 2.2(a).

“Additional Capital Contribution Date” has the meaning assigned to it in Section 2.2(a).

“Additional Capital Contribution Notice” has the meaning assigned to it in Section 2.2(a).

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) increase such Capital Account by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

(b) decrease such Capital Account by the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” or “Affiliated Person” means, with reference to a specified Person: (a) any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person, and (b) any Person that is an officer, director, controlling shareholder, general partner, managing Partner or trustee of, or serves in a similar capacity with respect to, the specified Person or any Affiliate (under clause (a) of this definition) of the specified Person, or for which the specified Person is an officer, director, controlling shareholder, general partner, managing Partner or trustee, or serves in a similar capacity. Notwithstanding the foregoing, neither the Partnership nor the Property Subsidiary is an Affiliate of any Partner.

“Affiliate Agreement” means any agreement or arrangement between the Partnership or the Property Subsidiary, on the one hand, and any Partner or any Affiliate or representative thereof, on the other hand.

“Affiliate Agreement Matter” means as defined in Section 5.2(a)(xiii).

“Agreement” has the meaning assigned to it in the Preamble.

“Arbitration Notice” has the meaning assigned to it in Section 5.7(b).

“B Director” has the meaning assigned to it in Section 5.14(a)(ii).

“Bankruptcy” means the occurrence of any of the following in respect of any Person:

(a) such Person shall make an assignment for the benefit of creditors, commence (as a debtor) a case in bankruptcy, or commence (as a debtor) any proceeding under any other insolvency law;

(b) a case in bankruptcy or any other proceeding under any other insolvency law is commenced against such Person (as a debtor) and is consented to by such Person or remains undismissed for thirty (30) days, or such Person consents to or admits the material allegations against such Person in any such case or proceeding;

(c) a trustee, receiver, agent, liquidator or sequestrator (however named) is appointed or authorized to take charge of all or substantially all of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors; or

(d) such Person shall fail generally, or admit in writing its inability, to pay such Person’s debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against such Person or all or substantially all of its property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or such Person shall suffer any writ of attachment or execution or any similar process to be issued or levied against the interest of such Person in the Partnership which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy.

“Beneficial Ownership” means ownership of an Interest by a Person, whether held directly or indirectly (including by a nominee), and shall include Interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, if such Interests were stock of a corporation. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Blackstone” has the meaning assigned to it in Section 9.2(a).

“Board” has the meaning assigned to it in the Property Subsidiary Operating Agreement.

“Business Combination” has the meaning assigned to it in the definition of “Hudson Inc. Change of Control”.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which commercial banks in the State of California are authorized or obligated by law or regulation to be closed.

“Business Plan” has the meaning assigned to it in the Property Subsidiary Operating Agreement.

“Buy-Sell Closing Date” has the meaning assigned to it in Section 12.3(a).

“Buy-Sell Notice” has the meaning assigned to it in Section 12.1.

“Buy-Sell Procedures” has the meaning assigned to it in Section 12.1.

“Capital Account” means the Capital Account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be added (i) such Partner’s Capital Contributions, (ii) such Partner’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Article III or other provisions of this Agreement, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(b) From each Partner’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Partnership assets (other than cash) distributed to such Partner (other than any payment of principal and/or interest to such Partner pursuant to the terms of a loan made by the Partner to the Partnership) pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Article III or other provisions of this Agreement, and (iii) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c) In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(d) In determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the General Partner may make such modification. The General Partner shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2

“Capital Budget” has the meaning assigned to it in the Property Subsidiary Operating Agreement.

“Capital Contribution” means, with respect to any Partner at any time, the aggregate amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Partnership by such Partner as of such time.

“Charitable Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 10.10(f); provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Code” means the Internal Revenue Code of 1986, as the same may from time to time have been or may be amended, or any successor Internal Revenue Code.

“Common Member” has the meaning assigned to such term in the Property Subsidiary Operating Agreement.

“Competing Assets” means (i) 901 Market Street, San Francisco, California for so long as an interest therein is owned by Hudson or its Affiliates and (b) any other real property located entirely or partially within one mile of any part of the Property as to which Hudson or any of its Affiliates acquires, either on or after the Effective Date, a direct or indirect ownership interest of fifty-five percent (55%) or more and whose leasing activity is managed or co-managed by Hudson or any of its Affiliates.

“Confidentiality Agreement” means that certain Principal Confidentiality Agreement dated as of July 9, 2014 executed by CPP Investment Board and acknowledged by Eastdil Secured and Hudson Pacific Properties, Inc.

“Constructive Ownership” means ownership of an Interest by a Person, whether held directly or indirectly (including by a nominee), and shall include Interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Contributing Partner” has the meaning assigned to it in Section 2.3(a).

“Control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to (a) vote more than fifty percent (50%) of the outstanding voting interests of such person or entity, or (b) otherwise direct management policies of such person or entity by contract or otherwise.

“Control Affiliate” means, with respect to any Person, any other Person (a) that directly or indirectly Controls, is Controlled by or is under common Control with such Person and (b) that owns one hundred percent (100%) of the capital and profits of (or, in the case of any entity treated as a corporation for tax purposes, one hundred percent (100%) of the stock of), the capital and profits (or, in the case of any entity treated as a corporation for tax purposes, the stock) of which are one hundred percent (100%) owned by, or that is under one hundred percent (100%) common ownership with respect to capital and profits (or, in the case of any entity treated as a corporation for tax purposes, with respect to the stock) with such Person, directly or indirectly.

“Conversion” has the meaning assigned to in the Recitals.

“Conversion Documents” has the meaning assigned to in the Recitals.

“Cure Period” means (a) ten (10) days after written notice from a Partner to a defaulting Partner or Affiliate specifying the nature of the breach in the case of a monetary breach; and (b) thirty (30) days after written notice from a Partner to a defaulting Partner or Affiliate specifying the nature of the breach in connection with a non-monetary breach; provided, however, that if such non-monetary breach cannot reasonably be cured within such thirty (30)-day period, and such defaulting Partner promptly commences the cure of such breach and diligently pursues such cure to completion, then such thirty (30)-day period shall be extended to the extent reasonably necessary, but in no event after the date that is sixty (60) days after such written notice.

“Delaware Act” has the meaning assigned to it in the Recitals.

“Delinquent Additional Capital Contribution” has the meaning assigned to it in Section 2.3(a).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the unanimous consent of the Partners.

“Director” has the meaning assigned to it in the Property Subsidiary Operating Agreement.

“Dispute” has the meaning assigned to it in Section 13.19.

“Disregarded Entity” means, with respect to any Person, (i) any “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) of such Person, (ii) any entity treated as a disregarded entity for federal income tax purposes with respect to such Person, or (iii) any grantor trust if the sole owner of the assets of such trust for federal income tax purposes is such Person.

“Effective Date” has the meaning assigned to it in the Preamble.

“Eligibility Requirements” means, with respect to any entity, that such entity (a) has capital/statutory surplus or shareholder’s equity in excess of $1,000,000,000, and (b) (i) is regularly engaged in the business of, directly or indirectly, (A) making or owning commercial real estate loans (or interests therein), or (B) operating and/or owning commercial properties and has not less than seven (7) years of experience with the management or ownership of commercial real estate comparable to the Property, and (ii) has a reputation in the industry reasonably equivalent to, or better than that of, either Partner, or is otherwise satisfactory to Hudson in its reasonable discretion.

“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended and in force from time to time.

“Excepted Holder” means any Person for whom an Excepted Holder Limit is created by the General Partner pursuant to Section 10.8.

“Excepted Holder Limit” means for each Excepted Holder the percentage limit established pursuant to Section 10.8, which limit is expressed as a percentage of the capital interest or profit interest in the Partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in force from time to time.

“Exclusivity Agreement” means that certain letter agreement, dated as of November 17, 2014, by and between Hudson and Canada Pension Plan Investment Board.

“Executive Order 13224” has the meaning assigned to it in Section 8.1(u).

“Fair Market Value” means, with respect to any Interest or other asset, the fair market value of such Interest or other asset that would be obtained in an arms’ length negotiated transaction between an informed and willing purchaser under no compulsion to purchase and an informed and willing seller under no compulsion to sell. Without limiting the foregoing, except as otherwise provided in this Agreement, the Fair Market Value of any Interest will be determined by unanimous written agreement of the Partners.

“Financing” has the meaning assigned to in Section 5.2(a)(ii).

“Fiscal Year” has the meaning assigned to it in Section 7.4.

“For Cause” means any one (1) or more of the following: (a) fraud, gross negligence or willful misconduct by the General Partner or its Affiliates in connection with the Partnership, (b) the Bankruptcy of the General Partner, Hudson or Hudson Inc., (c) current indictment or conviction of a felony or crime involving moral turpitude of the General Partner or its Affiliate, (d) a material breach of an express provision of this Agreement by the General Partner or its Affiliates which is not cured within the applicable Cure Period, (e) a breach of the Property Subsidiary Operating Agreement that has a material adverse effect on the Company, the Property Subsidiary, the Property and/or any Partner (i) by the General Partner or (ii) by the Partnership which is caused by the General Partner, in each case, which is not cured within the applicable Cure Period, or (f) any action taken by the Manager which, if taken by the General Partner or Hudson, would constitute a breach of this Agreement or the Property Subsidiary Operating Agreement that has a material adverse effect on the Company, the Property Subsidiary, the

Property and/or any Partner, or (g) if the General Partner or its Affiliate is convicted for, or makes a plea of nolo contendere with respect to, a material violation of federal or state securities laws. Notwithstanding the foregoing or anything else to the contrary provided for herein, and solely for purposes of determining whether a For Cause event exists under clause (a), clause (d) or clause (g), if (i) such For Cause event was the action or inaction solely of an employee of the General Partner who is not otherwise an executive, principal, officer or director of the General Partner and such action or inaction occurred without the knowledge or consent of or direction by any executive, principal, officer or director of the General Partner, (ii) the employment of such employee is terminated within thirty (30) days after the General Partner or any of its Affiliates receives notice of such employee’s fraud, gross negligence, willful misconduct, or violation of state or federal securities laws, as applicable, and (iii) the General Partner cures, within the applicable Cure Period (and provides for financial compensation for any actual losses suffered for), any damage suffered by the Partnership as a consequence of such employee’s fraud, gross negligence, willful misconduct, or violation of state or federal securities laws, as applicable, then For Cause shall not have occurred.

“Former LLC” has the meaning assigned to in the Recitals.

“General Partner” means 1455 GP and its successors, as permitted by this Agreement.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution, as determined by the unanimous consent of the Partners.

(b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clauses (i) through (iv) below shall be adjusted to equal their respective gross fair market values, as determined by the unanimous consent of the Partners using such reasonable method of valuation as they may adopt, as of the following times:

(i) the acquisition of an Interest by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the Partners reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(ii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704 1(b)(2)(ii)(g);

(iii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an Interest, if the Partners reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iv) the grant of an Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a partner of the Partnership, if the Partners reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

(v) at such other times as the Partners shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704 1(b) and 1.704-2.

(c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as determined by unanimous consent of the Partners.

(d) The Gross Asset Values of Partnership assets shall be increased or decreased as necessary to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account amounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Partners reasonably determines that an adjustment pursuant to subparagraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Profit and Net Loss.

“Hudson” has the meaning assigned to it in the Preamble.

“Hudson Group” means (a) Hudson, (b) Blackstone, and (c)(i) any entity in which Hudson owns a direct or indirect interest or (ii) any entity that Beneficially Owns or Constructively Owns Interests as a result of such entity’s ownership of a direct or indirect interest in Hudson; provided that, in the case of clause (b), Blackstone Beneficially Owns or Constructively Owns, in the aggregate, Interests in excess of the Ownership Limit, and in the case of clause (c), such entity (x) controls, is controlled by, or is under common control with, Hudson, (y) is not an Individual, and (z) Beneficially Owns or Constructively Owns Interests in excess of the Ownership Limit.

“Hudson Inc. Change of Control” means any of the following:

(a) The acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the outstanding common share capital of Hudson Inc. (the “Outstanding Share Capital”) or (2) the combined voting power of the outstanding voting securities of Hudson Inc. entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Hudson Inc. Change in Control: (A) any acquisition directly from Hudson Inc., (B) any acquisition by Hudson Inc., or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Hudson Inc. or any affiliate of Hudson Inc. or a successor;

(b) Individuals who, as of the Effective Date, constitute the board of directors of Hudson Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of Hudson Inc.; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Hudson Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Hudson Inc., a sale or other disposition of all or substantially all of the assets of Hudson Inc. or the acquisition of assets or stock of another entity by Hudson Inc. (each, a “Business Combination”), in each case unless, following such Business Combination, by (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Share Capital and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding ordinary shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Hudson Inc. or all or substantially all of Hudson Inc.’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Share Capital and the Outstanding Voting Securities, as the case may be and (2) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of Hudson Inc. of a complete liquidation or dissolution of Hudson Inc. other than in the context of a transaction that does not constitute a Hudson Inc. Change of Control under clause (c) above.

“Hudson Inc.” has the meaning assigned to it in Section 9.2(a)(i).

“Hudson Retained Liabilities” means Losses of the Partnership or the Property Subsidiary arising from (a) third-party claims for (i) property damage or (ii) personal injury that occurred with respect to the Property prior to the Effective Date and that is not fully paid for by insurance, (b) accrued and unpaid salaries, wages, unused sick time, unused vacation time, employee benefit fund contributions, pension withdrawal liability, severance payments, fines or penalties related to employment, discharges or layoffs, claims in employment suits and other benefits or expenses to or on account of any employee at the Property that accrued prior to the Effective Date, (c) written notes or notices received by Hudson prior to the Effective Date of the violation of any law, ordinance, regulation, permit or judgment from any governmental authority having jurisdiction over the Property relating to conditions at the Property, (d) supplemental real estate taxes relating to the period prior to the Effective Date (including, without limitation, taxes in respect of escape assessments for prior years, the payment of which was deferred pursuant to Section 4837.5 of the California Revenue and Taxation Code, which Hudson represents to be in the amount of $1,721,986), (e) amounts owed to tenants, in the form of payments, credits and offsets in respect of audits regarding the calculation of operating expenses, which such amounts pertain to any period or partial period prior to the Effective Date and (f) those certain contractual liabilities of the Partnership or the Property Subsidiary that accrued prior to the Effective Date, and if known as of the Effective Date, would been paid by Hudson as of the closing date of the Purchase and Sale Agreement, or would have been designated as Hudson’s sole obligation as of the closing date of the Purchase and Sale Agreement, in each instance under the Purchase and Sale Agreement, or that were not addressed in the Purchase and Sale Agreement but would customarily be prorated and apportioned among first-class institutional buyers and sellers of first class office projects in the Western United States.

“Hudson’s Broker” has the meaning assigned to it in Section 8.1(t).

“Impasses” has the meaning assigned to it in Section 5.2(b)(iii); and individually, each an “Impasse”.

“Income Threshold” means five-tenths percent (0.5%) of the Property Subsidiary’s gross revenues for the taxable year, provided that, for so long as Farallon Capital Partners, L.P. and Farallon Capital Institutional Partners, L.P. have a waiver of the Ownership Limits (as defined in the Hudson Inc. Articles of Amendment and Restatement, as filed with the Secretary of State of the State of Maryland on May 6, 2010, as the same may be amended, modified or restated from time to time), with respect to the Hudson Group, two and one-quarter percent (2.25%) shall be substituted for five-tenths percent (0.5%).

“Incumbent Board” has the meaning assigned to it in the definition of “Hudson Inc. Change of Control”.

“Indemnified Persons” has the meaning assigned to it in Section 5.8(c).

“Indemnitees” has the meaning assigned to it in Section 5.8(d).

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code; provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Insolvency” means the inability of a person to pay its debts as they become due and/or if the fair market value of such person’s assets do not exceed its liabilities.

“Interest” means in respect to any Partner, all of such Partner’s right, title and interest in and to the management, information, and distributions of the Partnership, and any and all other interests in the Partnership, in accordance with the provisions of this Agreement and the Delaware Act, and for the avoidance of doubt, includes any capital interest or profits interest in the Partnership.

“Interested Partner” means, with respect to any action, decision or other matter to be considered, taken or made by the Partners, a Partner that would be an “interested director” under the Delaware General Corporate Law and, to the extent not inconsistent with the Delaware General Corporate Law, the decisional common law of the State of Delaware, if the Partnership were a Delaware corporation and if such Partner were an individual director of such corporation. For purposes of the foregoing definition, and without limiting the same, a Partner shall be deemed to be an Interested Partner with respect to any action, decision or other matter to be considered, taken or made by the Partners if such Partner’s Affiliate would be an Interested Partner if such Affiliate were a Limited Partner.

“Investment Partnership Act” means the Investment Partnership Act of 1940, as amended.

“Investor” has the meaning assigned to it in the Preamble.

“Investor Group” means (a) Investor and (b)(i) any entity in which Investor owns a direct or indirect interest or (ii) any entity that Beneficially Owns or Constructively Owns Interests as a result of such entity’s ownership of a direct or indirect interest in Investor; provided that, in the case of clause (b), such entity (x) controls, is controlled by, or is under common control with, Investor, (y) is not an Individual, and (z) Beneficially Owns or Constructively Owns Interests in excess of the Ownership Limit.

“Invoking Partner” has the meaning assigned to it in Section 12.1.

“Invoking Partner Buy-Sell Price” has the meaning assigned to it in Section 12.1(a)(ii).

“IRS” means the Internal Revenue Service.

“Limited Partners” means, collectively, Hudson, Investor and any other person admitted as a limited partner pursuant to this Agreement; any one of the Limited Partners, a “Limited Partner”.

“Liquidator” has the meaning assigned to it in Section 11.2.

“Loan” means any indebtedness or obligation for money borrowed by the Partnership, whether secured or unsecured, and including all construction financing, permanent financing, mezzanine financing, lines of credit, any notes payable and drafts accepted representing extensions of credit.

“Lockout Date” means the earlier of (a) the date that is the fifth (5th) anniversary of the Effective Date, (b) the date that Hudson’s Interest is no longer controlled by Hudson, Hudson Inc. or a Control Affiliate of Hudson or Hudson Inc., (c) the date that Hudson Inc. ceases (i) to be the sole general partner of Hudson (with substantially the same level of control over Hudson as it exercises as of the date hereof) or (ii) to directly or indirectly own at least fifty percent (50%) of the partnership interests in Hudson, and (d) the date on which a Hudson Inc. Change of Control occurs.

“Losses” means claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including, but not limited to, the reasonable fees and expenses of attorneys, paralegals, experts, consultant and other professional advisers).

“Major Decision” has the meaning assigned to it in Section 5.2(a).

“Major Lease” has the meaning assigned to it in the Property Subsidiary Operating Agreement.

“Management Agreement” means that certain Property, Leasing and Construction Management Agreement, dated as of January 7, 2015, by and between Property Subsidiary and Manager.

“Manager” means Hudson OP Management, LLC, a Delaware limited liability company.

“Necessary Expenses” has the meaning assigned to it in Section 2.2(a).

“Net Cash Flow” means with respect to any calendar month or other period, the gross revenues received by the Partnership during such period in respect of its Partnership interests in Property Subsidiary, including any Net Proceeds (but excluding contributions to the capital of the Partnership), less the following: (a) Partnership Costs; (b) expenses reimbursable to the General Partner pursuant to this Agreement; (c) interest and principal payments on account of any Financing of the Partnership, together with fees and other payments due in connection therewith; and (d) any reserve necessary or appropriate for the operation of the Partnership as determined by the Partners as a Major Decision. Net Cash Flow shall be determined separately for each calendar month or other period and shall be cumulative.

“Net Proceeds” means the net proceeds received by the Partnership in respect of its Partnership interests in Property Subsidiary (after accounting for expenses incurred by Property Subsidiary in connection therewith) from: (a) any sale, exchange or other disposition of the Property or any material part of the assets of Property Subsidiary; (b) the liquidation or termination of Property Subsidiary; (c) any damage recoveries, insurance payments (exclusive of rental loss or business interruption insurance payments) or condemnation proceeds payable to Property Subsidiary and not used to repair or restore the Property; (d) any financing or refinancing of debt of Property Subsidiary not applied to the reduction of Property Subsidiary liabilities; and (e) any revenues or proceeds derived from any other event in the nature of a capital transaction.

“Net Profit and Net Loss” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss, as the case may be, with respect to applicable investments or activity for such Fiscal Year or other period, determined in accordance with the principles of Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, as applicable), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of Net Profit and Net Loss shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of Net Profit and Net Loss shall decrease the amount of such income and/or increase the amount of such loss;

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profit or Net Loss, as applicable; and

(g) Notwithstanding any other provision of this definition of Net Profit and Net Loss, any items which are specially allocated pursuant to Article III hereof shall not be taken into account in computing Net Profit or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Article III hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profit and Net Loss.

“Non-Contributing Partner” has the meaning assigned to it in Section 2.3(a).

“Non-Invoking Partner” has the meaning assigned to it in Section 12.1.

“Non-Invoking Partner Buy-Sell Price” has the meaning assigned to it in Section 12.1(a)(ii).

“Non-Invoking Partner Notice” has the meaning assigned to it in Section 12.2(c).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“OFAC” has the meaning assigned to it in Section 8.1(u).

“Original Agreement” has the meaning assigned to it in the Preamble.

“Outside Response Date” has the meaning assigned to it in Section 12.2(c).

“Outstanding Share Capital” has the meaning assigned to it in the definition of “Hudson Inc. Change of Control”.

“Outstanding Voting Securities” has the meaning assigned to it in the definition of “Hudson Inc. Change of Control”.

“Ownership Limit” means not more than a nine and eight-tenths percent (9.8%) capital interest or profits interest in the Partnership.

“Parent” has the meaning assigned to it in the definition of “Hudson Inc. Change of Control”.

“Parties” means Hudson and Investor, collectively; the term “Party” means any one of the Parties.

“Partner Loan” has the meaning assigned to it in Section 2.3(b).

“Partner Loan Collateral” has the meaning assigned to it in Section 2.3(c). “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

“Partners” means Hudson, Investor, 1455 GP and their successors as permitted by this Agreement collectively; “Partner” means any one (1) of the Partners.

“Partnership” has the meaning assigned to it in the Recitals.

“Partnership Account(s)” has the meaning assigned to it in Section 7.5.

“Partnership Assets” means all of the assets of the Partnership including any interest in the Property Subsidiary.

“Partnership Costs” means costs and expenses of the operation of the Partnership (such as Partnership-level legal, accounting and insurance expenses).

“Partnership Impasse” has the meaning assigned to it in Section 5.2(b)(ii).

“Partnership’s Accountants” means Ernst & Young LLP, or such other firm of independent certified public accountants as shall be selected by the Partners as a Major Decision.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).

“Percentage Interest” means fifty-five percent (55%) with respect to Hudson, forty-five percent (45%) with respect to Investor and zero percent (0%) with respect to 1455 GP.

“Permitted Fund Manager” means, with respect to any entity, that such entity (a) is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, and (b) is a commercial real estate manager that controls or manages at least $2,000,000,000 in real estate equity assets.

“Permitted Transferee” has the meaning assigned to it in Section 9.2.

“Person” means any individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, trust, estate, association, governmental authority or other entity whether domestic or foreign.

“Prior Property Subsidiary Operating Agreement” means the Limited Liability Company Agreement of Hudson 1455 Market Street, LLC, a Delaware limited liability company, dated as of September 19, 2014, as amended by the First Amendment to Limited Liability Company Agreement dated as of January 6, 2015, and as may be further amended from time to time.

“Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 10.10, would Beneficially Own or Constructively Own Interests.

“Property” has the meaning assigned to it in the Recitals.

“Property Subsidiary” has the meaning assigned to it in the Recitals.

“Property Subsidiary Assets” means all of the assets of the Property Subsidiary.

“Property Subsidiary Impasse” has the meaning assigned to it in Section 5.2(b)(iii).

“Property Subsidiary Interest” has the meaning assigned to it in Section 1.7(a).

“Property Subsidiary Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Hudson 1455 Market Street, LLC, a Delaware limited liability company, in the form attached hereto as Exhibit “D”, to be entered into as of January 9, 2015, and as the same may be amended or restated from time to time.

“Purchase and Sale Agreement” has the meaning assigned to in the Recitals.

“Purchaser” has the meaning assigned to it in Section 12.2(c).

“Qualified Transferee” means any of the following: (a) a real estate investment trust, bank, saving and loan association, investment bank, insurance Partnership, trust Partnership, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any of the foregoing entities referred to in this clause (a) satisfies the Eligibility Requirements; (b) an investment Partnership, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any of the foregoing entities referred to in this clause (b) satisfies the Eligibility Requirements; (c) an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements; (d) any entity Controlled by any of the entities described in clauses (a) or (b) above; and (e) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (a), (b), (c) or (d) of this definition acts as the general partner, managing Partner or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a), (b), (c) or (d) of this definition.

“REIT” means a “real estate investment trust” under Section 856 through 860 of the Code.

“REIT Qualification Date” means the effective date of Property Subsidiary’s election to be taxed as a REIT.

“Representatives” has the meaning assigned to it in Section 13.9(b).

“Restriction Termination Date” means the date on which Property Subsidiary’s board of directors determines that it is no longer in the best interest of Property Subsidiary to qualify as a REIT or the Partnership ceases to own a REIT.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning assigned to it in Section 12.2(c).

“Series B Majority Vote” has the meaning assigned to such term in the Property Subsidiary Operating Agreement.

“Series B Preferred Member” has the meaning assigned to such term in the Property Subsidiary Operating Agreement.

“Series B Preferred Units” has the meaning assigned to such term in the Property Subsidiary Operating Agreement.

“Significant Non-Contributing Partner” has the meaning assigned to it in Section 5.2(b)(ii)(A).

“Stated Value” has the meaning assigned to it in Section 12.1(a)(ii).

“Tax Matters Partner” has the meaning assigned to it in Section 7.3.

“Termination Notice” has the meaning assigned to it in Section 5.7(a).

“Transfer” has the meaning assigned to in Section 9.1.

“Treasury Regulations” means the applicable final and temporary regulations adopted from time to time by the IRS under the Code.

“Trust” means any trust for the exclusive benefit of one or more Charitable Beneficiaries, as provided for in Section 10.2(b).

“Trustee” means the Person unaffiliated with the Partnership and a Prohibited Owner, that is appointed by the Partnership to serve as trustee of the Trust.

“USRPI” shall mean a United States real property interest within the meaning of Code Section 897(c)(1)(A)(i).

EXHIBIT “A”

LEGAL DESCRIPTION OF PROPERTY

For APN/Parcel ID(s): Lot 040, Block 3507

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN FRANCISCO, COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA AND IS DESCRIBED AS FOLLOWS:

PARCEL ONE:

LOT 40, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP, BEING A MERGER AND RESUBDIVISION OF LOTS 3, 4, 5, 6, 9, 30, 34, 37 AND 38, BEING A PORTION OF ASSESSOR’S BLOCK 3507, ALSO BEING A PORTION OF MISSION BLOCK NO. 5, SAN FRANCISCO, CALIFORNIA”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA ON MAY 16, 1994 IN BOOK 42 OF PARCEL MAPS, AT PAGE 37.

PARCEL TWO:

AN EXCLUSIVE OPEN SPACE EASEMENT APPURTENANT TO PARCEL ONE ABOVE, AS CREATED IN THAT CERTAIN EASEMENT AGREEMENT RECORDED October 25 2000, INSTRUMENT NO. 2000-G854511, AS AMENDED BY DOCUMENT RECORDED January 2, 2007, INSTRUMENT NO. 2007-I306703, OFFICIAL RECORDS, OVER THE PROPERTY DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST NORTHERLY CORNER OF LOT 40, AS SAID LOT IS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP, BEING A MERGER AND RESUBDIVISION OF LOTS 3, 4, 5, 6, 9, 30, 34, 37 AND 38, BEING A PORTION OF ASSESSOR’S BLOCK 3507, ALSO BEING A PORTION OF MISSION BLOCK NO. 5, SAN FRANCISCO, CALIFORNIA”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA ON MAY 16, 1994 IN BOOK 42 OF PARCEL MAPS, AT PAGE 37; THENCE SOUTHEASTERLY ALONG THE NORTHEASTERLY LINE OF SAID LOT 40, 244.50 FEET TO AN ANGLE POINT THEREIN; THENCE AT A RIGHT ANGLE NORTHEASTERLY, ALONG THE NORTHEASTERLY LINE OF SAID LOT 40, 5 FEET; THENCE AT A RIGHT ANGLE NORTHWESTERLY 244.50 FEET TO THE SOUTHEASTERLY LINE OF MARKET STREET; THENCE AT A RIGHT ANGLE SOUTHWESTERLY ALONG SAID LIEN OF MARKET STREET 5 FEET TO THE POINT OF BEGINNING. BEING A PORTION OF LOT 39 AS SAID LOT IS SHOWN ON SAID PARCEL MAP.

EXHIBIT “A”

EXHIBIT “B”

ARBITRATION PROCEDURES

ANY DISPUTE OR CONTROVERSY THAT ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE RIGHTS, DUTIES AND/OR OBLIGATIONS OF ANY PARTY THERETO SHALL BE DETERMINED BY BINDING ARBITRATION BY A SINGLE ARBITRATOR (“ARBITRATOR”) BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (JAMS) OR ITS SUCCESSOR (“SERVICE”), LOCATED AT 350 SOUTH FIGUEROA STREET, SUITE 990-WORLD TRADE CENTER, LOS ANGELES, CALIFORNIA 90071 (OR ANY SUCCESSOR ADDRESS), IN ACCORDANCE WITH THE USUAL RULES, REGULATIONS AND PROCEDURES OF THE SERVICE APPLICABLE TO SUCH DISPUTE OR CONTROVERSY, SUBJECT TO THE FOLLOWING PROVISIONS:

THE PARTNER SEEKING ARBITRATION SHALL DELIVER A WRITTEN NOTICE OF DEMAND TO RESOLVE DISPUTE (“DEMAND”) TO THE OTHER PARTNERS AND TO THE SERVICE. THE DEMAND SHALL INCLUDE A BRIEF STATEMENT OF THE CONTROVERSY OR DISPUTE AND THE NAMES OF THREE (3) PROPOSED RETIRED JUDGES OR ATTORNEYS TO DECIDE THE DISPUTE. WITHIN TEN (10) DAYS AFTER THE EFFECTIVE DATE OF THE DEMAND, THE OTHER PARTNER(S) AGAINST WHOM A DEMAND IS MADE SHALL DELIVER A WRITTEN RESPONSE TO THE DEMANDING PARTNER AND THE SERVICE. SUCH RESPONSE SHALL INCLUDE A BRIEF STATEMENT OF THE CONTROVERSY OR DISPUTE, AND SHALL ALSO STATE WHETHER SUCH PARTNER AGREES TO ANY OF THE ARBITRATORS CHOSEN BY THE DEMANDING PARTNER. IN THE EVENT THE PARTNERS CANNOT AGREE UPON AN ARBITRATOR WITHIN FORTY-FIVE (45) DAYS AFTER THE EFFECTIVE DATE OF THE DEMAND, THEN THE SERVICE SHALL SELECT AND NAME AN ARBITRATOR TO CONDUCT THE HEARINGS.

THE LOCALE OF THE ARBITRATION SHALL BE IN LOS ANGELES COUNTY, CALIFORNIA, UNLESS OTHERWISE AGREED TO BY THE PARTIES IN WRITING.

IN THE EVENT THE SERVICE IS NO LONGER IN BUSINESS AND THERE IS NO COMPARABLE SUCCESSOR, THEN THE PARTIES SHALL AGREE UPON ANOTHER ARBITRATOR. IF THE PARTIES CANNOT AGREE UPON ANOTHER ARBITRATOR, THEN A SINGLE NEUTRAL ARBITRATOR SHALL BE APPOINTED PURSUANT TO SECTION 1281.6 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.

THE PARTIES SHALL HAVE THE RIGHT TO CONDUCT REASONABLE DISCOVERY PURSUANT TO SECTION 1283.05 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.

THE ARBITRATOR’S POWERS SHALL BE LIMITED AS FOLLOWS: THE ARBITRATOR SHALL FOLLOW THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, NOT INCLUDING RULES OF EVIDENCE, AND THE ARBITRATOR’S DECISION SHALL BE BINDING UPON THE PARTIES TO THE ARBITRATION, THEIR

EXHIBIT “B”

SUCCESSORS AND ASSIGNS. THE ARBITRATOR SHALL NOT CONSIDER ANYTHING OUTSIDE THE RECORD UNLESS NOTICE IS GIVEN TO ALL PARTIES WITH THE OPPORTUNITY TO RESPOND TO SUCH MATTERS. THE ARBITRATOR SHALL HAVE NO POWER TO MODIFY ANY OF THE PROVISIONS OF THE AGREEMENT AND THE ARBITRATOR’S JURISDICTION IS LIMITED ACCORDINGLY. THE ARBITRATOR SHALL PREPARE AND SERVE A WRITTEN DECISION WHICH DETERMINES THE DISPUTE, CONTROVERSY, OR CLAIM AND WHICH DESIGNATES THE PARTY/IES AGAINST WHOSE POSITION THE DECISION IS RENDERED. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTNERS HEREBY WAIVE APPEAL OF SUCH DECISION.

THE ARBITRATOR SHALL AWARD COSTS OF THE PROCEEDINGS INCLUDING REASONABLE ATTORNEYS’ FEES, TO THE PREVAILING PARTY/IES.

TO THE EXTENT POSSIBLE, THE ARBITRATION HEARINGS SHALL BE CONDUCTED ON CONSECUTIVE DAYS, EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS, UNTIL THE COMPLETION OF THE CASE.

IN CONNECTION WITH ANY ARBITRATION PROCEEDINGS COMMENCED HEREUNDER, THE ARBITRATOR AND/OR ANY PARTNER SHALL HAVE THE RIGHT TO JOIN ANY THIRD PARTIES IN SUCH PROCEEDINGS IN ORDER TO RESOLVE ANY OTHER DISPUTES, THE FACTS OF WHICH ARE RELATED TO THE MATTERS SUBMITTED FOR ARBITRATION HEREUNDER.

EXHIBIT “B”

EXHIBIT “C”

INITIAL CAPITAL CONTRIBUTIONS

Member Name	Contribution of Undivided Interest in the Property
Hudson Pacific Properties, L.P.	$267,850,000	[1]
CPP Investment Board Real Estate Holdings Inc.	$219,150,000	[2]
HUDSON 1455 GP, LLC	—

TOTAL VALUE	$487,000,000

Footnotes

[1]	Hudson Pacific Properties, L.P. will contribute a fifty-five percent (55%) undivided interest in the Property (as defined above). The amount set forth here is the value of that undivided interest as of the date of Effective Date.
[2]	CPP Investment Board Real Estate Holdings Inc. will contribute a forty-five percent (45%) undivided interest in the Property (as defined above). The amount set forth here is the value of that undivided interest as of the date of Effective Date.

EXHIBIT “C”

EXHIBIT “D”

PROPERTY SUBSIDIARY OPERATING AGREEMENT

EXHIBIT “D”

SCHEDULE “1”

FORM OF MONTHLY TRIAL BALANCE

SCHEDULE “1”

HUDSON 1455 MARKET, L.P.

a Delaware limited partnership

FIRST AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

THESE PARTNERSHIP INTERESTS HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933,

AS AMENDED, NOR PURSUANT TO THE PROVISIONS

OF ANY STATE SECURITIES ACT

CERTAIN RESTRICTIONS ON TRANSFERS OF INTEREST

ARE SET FORTH HEREIN

(i)

(ii)

EXHIBITS AND SCHEDULES

GLOSSARY OF TERMS

EXHIBIT “A” –	Legal Description

EXHIBIT “B” –	Arbitration Procedures

EXHIBIT “C” –	Initial Capital Contributions

EXHIBIT “D” –	Form of Property Subsidiary Operating Agreement

SCHEDULE “1” –	Form of Monthly Trial Balances

(iii)